PROSPECTUS
                                FLEXIBLE PREMIUM
                 INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACTS
                                    ISSUED BY
                          Lincoln Benefit Life Company
                               IN CONNECTION WITH
                  LINCOLN BENEFIT LIFE VARIABLE ANNUITY ACCOUNT
            STREET ADDRESS: 2940 SOUTH 84TH STREET, LINCOLN, NE 68506
            MAILING ADDRESS: P. O. BOX 82532, LINCOLN, NE 68501-2532
                        Telephone Number: 1-800-525-9287

The Contract is a deferred annuity contract designed to aid you in long-term financial planning. You may purchase it on either a tax qualified or non-tax qualified basis.

Because this is a flexible premium annuity contract, you may pay multiple premiums. We allocate your premium to the investment options under the Contract and our Fixed Account in the proportions that you choose. The Contract currently offers forty investment options, each of which is a subaccount of the Lincoln Benefit Life Variable Annuity Account ("Separate Account"). Each Subaccount invests exclusively in shares of one of the following Portfolios:

Janus Aspen Series: Flexible Income Portfolio, Balanced Portfolio, Growth Portfolio, Aggressive Growth Portfolio, Worldwide Growth Portfolio

Federated Insurance Series: Utility Fund II, Fund for U.S. Government Securities II, High Income Bond Fund II

Fidelity Variable Insurance Products Fund: Money Market Portfolio, Equity-Income Portfolio, Growth Portfolio, Overseas Portfolio,

Asset Manager Portfolio, Contrafund Portfolio, Index 500 Portfolio

The Alger American Fund: Income and Growth Portfolio, Small Capitalization Portfolio, Growth Portfolio, MidCap Growth Portfolio, Leveraged AllCap Portfolio

Scudder Variable Series I: Bond Portfolio, Balanced Portfolio, Growth and Income Portfolio, Global Discovery Portfolio, International Portfolio

Strong Variable Insurance Funds, Inc.: Discovery Fund II, MidCap Growth Fund II

Strong Opportunity Fund II, Inc.: Opportunity Fund II

T. Rowe Price International Series, Inc.: T. Rowe Price International Stock Portfolio

T. Rowe Price Equity Series,  Inc.: T. Rowe Price New America Growth  Portfolio,
T. Rowe Price Mid-Cap Growth Portfolio, T. Rowe Price Equity Income Portfolio

MFS Variable Insurance Trust: Investors Trust Series (formerly known as Growth with Income Series), Research Series, Emerging

Growth Series, Total Return Series, New Discovery Series

STI Classic Variable Trust: Capital Appreciation, International Equity, Value Income Stock

Some of the portfolios described in this prospectus may not be available in your Contract. We may make available other investment options in the future.

You may not purchase a Contract if either you or the Annuitant are 90 years old or older before we receive your application.

Your Contract Value will vary daily as a function of the investment performance of the Subaccounts to which you have allocated Purchase Payments and any interest credited to the Fixed Account. We do not guarantee any minimum Contract Value for amounts allocated to the Subaccounts. Benefits provided by this Contract, when based on the Fixed Account, are subject to a Market Value Adjustment, which may result in an upwards or downwards adjustment in withdrawal benefits, death benefits, settlement values, and transfers to the Subaccounts.

In certain states the contract may be offered as a group contract with individual ownership represented by Certificates. The discussion of Contracts in this prospectus applies equally to Certificates under group contracts, unless the context specifies otherwise.

This prospectus sets forth the information you ought to know about the Contract. You should read it before investing and keep it for future reference.

We have filed a Statement of Additional Information with the Securities and Exchange Commission ("SEC"). The current Statement of Additional Information is dated May 1, 2001. The information in the Statement of Additional Information, dated May 1, 2001, is incorporated by reference in this prospectus. You can obtain a free copy by writing us or calling us at the telephone number given above. The Table of Contents of the Statement of Additional Information appears on page 36 of this prospectus.

At least once each year we will send you an annual statement. The annual statement details values and specific information for your Contract. It does not contain our financial statements. Our financial statements are set forth in the Statement of Additional Information. Lincoln Benefit will file annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can obtain copies of these documents by writing to the SEC and paying a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information as to the operation of the public reference room. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

                                                        (continued on next page)

The Securities and Exchange Commission has not Approved or Disapproved these Securities nor has it Passed on the Accuracy or the Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

                   The Date of this Prospectus is May 1, 2001.

This Prospectus is Valid only if Accompanied or Preceded by Current Prospectuses for the Portfolios Listed Above. If any of these Prospectuses is Missing or Outdated, Please Contact Us and We Will Send You the Prospectus You Need.

Please Read This Prospectus Carefully and Retain It for Your Future Reference.

                                TABLE OF CONTENTS




DEFINITIONS..............................................................5
FEE TABLES...............................................................6
EXAMPLES.................................................................8
EXPLANATION OF FEE TABLES AND EXAMPLES...................................9
QUESTIONS AND ANSWERS ABOUT YOUR CONTRACT................................10
CONDENSED FINANCIAL INFORMATION..........................................13
DESCRIPTION OF THE CONTRACTS.............................................14
Summary..................................................................14
Contract Owner...........................................................14
Annuitant................................................................14
Modification of the Contract.............................................14
Assignment...............................................................14
Free Look Period.........................................................14
PURCHASES AND CONTRACT VALUE.............................................14
Minimum Purchase Payment.................................................14
Automatic Payment Plan...................................................14
Allocation of Purchase Payments..........................................14
Contract Value...........................................................15
Separate Account Accumulation Unit Value.................................15
Transfer During Accumulation Period......................................15
Transfers Authorized by Telephone........................................16
Excessive Trading Limits.................................................16
Automatic Dollar Cost Averaging Program..................................16
Portfolio Rebalancing....................................................16
THE INVESTMENT AND FIXED ACCOUNT OPTIONS.................................17
Separate Account Investments.............................................17
The Portfolios...........................................................17
Voting Rights............................................................21
Additions, Deletions, and Substitutions of Securities....................21
The Fixed Account........................................................22
General..................................................................22
Guaranteed Maturity Fixed Account Option.................................22
Market Value Adjustment..................................................23
Dollar Cost Averaging Fixed Account Option...............................23
ANNUITY BENEFITS.........................................................23
Annuity Date.............................................................23
Annuity Options..........................................................24
Other Options............................................................24
Annuity Payments: General................................................24
Variable Annuity Payments................................................25
Fixed Annuity Payments...................................................25
Transfers During Annuity Period..........................................25
Death Benefit During Annuity Period......................................25
Certain Employee Benefit Plans...........................................26
OTHER CONTRACT BENEFITS..................................................26
Death Benefit............................................................26
Beneficiary..............................................................27
Contract Loans for 401(a), 401(k), and 403(b) Contracts..................27
Withdrawals (Redemptions)................................................28
Substantially Equal Periodic Payments....................................29
Systematic Withdrawal Program............................................29
ERISA Plans..............................................................30
Minimum Contract Value...................................................30
CONTRACT CHARGES.........................................................30
Mortality and Expense Risk Charge........................................30
Administrative Charges...................................................30
  Contract Maintenance Charge............................................30
  Administrative Expense Charge..........................................30
  Transfer Fee...........................................................30
Premium Taxes............................................................31
Deduction for Separate Account Income Taxes..............................31
Other Expenses...........................................................31
FEDERAL TAX MATTERS......................................................31
Taxation of Annuities in General.........................................31
Tax Qualified Contracts..................................................32
Income Tax Withholding...................................................33
DESCRIPTION OF LINCOLN BENEFIT LIFE COMPANY AND THE SEPARATE ACCOUNT.....33
Lincoln Benefit Life Company.............................................33
Separate Account.........................................................34
State Regulation of Lincoln Benefit......................................34
ADMINISTRATION...........................................................34
MARKET TIMING AND ASSET ALLOCATION SERVICES..............................34
DISTRIBUTION OF CONTRACTS................................................34
LEGAL PROCEEDINGS........................................................35
LEGAL MATTERS............................................................35

REGISTRATION STATEMENT...................................................35
TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.................36
APPENDIX A ACCUMULATION UNIT VALUES......................................A-1
APPENDIX B PORTFOLIOS AND PERFORMANCE DATA...............................B-1
APPENDIX C ILLUSTRATION OF A MARKET VALUE ADJUSTMENT.....................C-1


THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. WE DO NOT AUTHORIZE ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS.

                                   DEFINITIONS

Please refer to this list for the meaning of the following terms:

Accumulation Period - The period, beginning on the Issue Date, during which Contract Value builds up under your Contract.

Accumulation Unit - A unit of measurement which we use to calculate Contract Value.

Annuitant - The natural person on whose life the annuity benefits under a Contract are based.

Annuitization - The process to begin annuity payments under the Contract.

Annuitized Value - The Contract Value adjusted by any applicable Market Value Adjustment and less any applicable taxes.

Annuity Date - The date on which annuity payments are scheduled to begin.

Annuity Period - The period during which annuity payments are paid. The Annuity Period begins on the Annuity Date.

Annuity Unit - A unit of measurement which we use to calculate the amount of Variable Annuity payments.

Beneficiary(ies) - The person(s) designated to receive any death benefits under the Contract.

Company ("We," "Us," "Our," "Lincoln Benefit") -  Lincoln Benefit Life Company.

Contract Anniversary -  Each anniversary of the Issue Date.

Contract Owner ("You") - The person(s) having the privileges of ownership defined in the Contract. If your Contract is issued as part of a retirement plan, your ownership privileges may be modified by the plan.

Contract Value - The sum of the values of your interests in the Subaccounts of the Separate Account and the Fixed Account.

Contract Year - Each twelve-month period beginning on the Issue Date and each Contract Anniversary.

Contribution Year - Each twelve-month period beginning on the date a Purchase Payment is allocated to a Subaccount, or each anniversary of that date.

Fixed Account - The portion of the Contract Value allocated to our general account.

Fixed Annuity - A series of annuity payments that are fixed in amount.

Guarantee Periods - A period of years for which we have guaranteed a specific effective annual interest rate on an amount allocated to the Fixed Account.

Issue Date - The date when the Contract becomes effective.

Latest Annuity Date - The latest date by which you must begin annuity payments under the Contract.

Loan Account - An account established for amounts transferred from the Subaccounts or the Fixed Account as security for outstanding Contract loans.

Market Value Adjustment - An amount added to or subtracted from certain transactions involving your interest in the Fixed Account, to reflect the impact of changing interest rates.

Net Investment Factor - The factor used to determine the value of an Accumulation Unit and Annuity Unit in any Valuation Period. We determine the Net Investment Factor separately for each Subaccount.

Non-Qualified Plan - A retirement plan which does not receive special tax treatment under Sections 401, 403(b), 408, 408A or 457 of the Tax Code.

Portfolio(s) - The underlying mutual funds in which the Subaccounts invest. Each Portfolio is an investment company registered with the SEC or a separate investment series of a registered investment company.

Purchase Payments - Amounts paid to us as premium for the Contract by you or on your behalf.

Qualified Plan - A retirement plan which receives special tax treatment under Sections 401, 403(b), 408 or 408A of the Tax Code or a deferred compensation plan for a state and local government or another tax exempt organization under
Section 457 of the Tax Code.

Separate Account - The Lincoln Benefit Life Variable Annuity Account, which is a segregated investment account of the Company.

Subaccount - A subdivision of the Separate Account, which invests wholly in shares of one of the Portfolios.

Surrender Value - The amount paid upon complete surrender of the Contract, equal to the Contract Value, less any applicable premium taxes and the contract maintenance charge and increased or decreased by any Market Value Adjustment.

Tax Code -  The Internal Revenue Code of 1986, as amended.

Treasury Rate - The U.S. Treasury Note Constant Maturity Yield for the preceding week as reported in Federal Reserve Bulletin Release H.15.

Valuation Date - Each day the New York Stock Exchange is open for business.

Valuation Period - The period of time over which we determine the change in the value of the Subaccounts in order to price Accumulation Units and Annuity Units. Each Valuation Period begins at the close of normal trading on the New York Stock Exchange ("NYSE") currently 4:00 p.m. Eastern time on each Valuation Date and ends at the close of the NYSE on the next Valuation Date.

Variable Annuity - A series of annuity payments that vary in amount based on changes in the value of the Subaccounts to which your Contract Value has been allocated.

                                   FEE TABLES

Contract Owner Transaction Expenses

Sales Charge - None.

ANNUAL CONTRACT MAINTENANCE CHARGE.................................................................$35.00
TRANSFER FEE (Applies solely to the second and subsequent transfers within a calendar month. We are currently waiving the transfer fee)..............................................................$10.00
SEPARATE ACCOUNT EXPENSES (AS A PERCENTAGE OF DAILY NET ASSET VALUE DEDUCTED FROM EACH OF THE
  SUBACCOUNTS OF THE SEPARATE ACCOUNT)
         Mortality and Expense Risk Charge..........................................................1.30%
         Administrative Expense Charge..............................................................0.10%

         Separate Account Annual Expenses...........................................................1.40%

                            PORTFOLIO ANNUAL EXPENSES
                 (After Voluntary Reductions and Reimbursements)
            (as a percentage of Portfolio average daily net assets)1

                                                                                                 Total Portfolio
Portfolio                                              Management Fees      Other Expenses       Annual Expenses
------------------------------                      ------------------ ---------------------- ----------------------
Janus Aspen Series
     Flexible Income                                      0.65%                0.11%                  0.76%
     Balanced (7)                                         0.65%                0.01%                  0.66%
     Growth (7)                                           0.65%                0.02%                  0.67%
     Aggressive Growth (7)                                0.65%                0.01%                  0.66%
     Worldwide Growth (7)                                 0.65%                0.04%                  0.69%
Federated Insurance Series
     Utility II (2)                                       0.75%                0.16%                  0.91%
     U.S. Government Securities II (2)                    0.60%                0.24%                  0.84%
     High Income Bond II (2)                              0.60%                0.16%                  0.76%
Fidelity Variable Insurance Products Fund
     Money Market (3,6)                                   0.27%                0.08%                  0.35%
     Equity-Income (3,4)                                  0.48%                0.08%                  0.56%
     Growth (3,4)                                         0.57%                0.08%                  0.65%
     Overseas (3,4)                                       0.72%                0.17%                  0.89%
     Asset Manager (3)                                    0.53%                0.08%                  0.61%
     Contrafund (3,4)                                     0.57%                0.09%                  0.66%
     Index 500 (3,5)                                      0.24%                0.09%                  0.33%
The Alger American Fund
     Income and Growth                                   0.625%                .075%                  0.70%
     Small Capitalization                                 0.85%                0.05%                  0.90%
     Growth                                               0.75%                0.04%                  0.79%
     Midcap Growth                                        0.80%                0.04%                  0.84%
     Leveraged AllCap                                     0.85%                0.05%                  0.90%
Scudder Variable Series I
     Bond                                                 0.48%                0.10%                  0.58%
     Balanced                                             0.48%                0.06%                  0.54%
     Growth and Income                                    0.47%                0.07%                  0.54%
     Global Discovery (11)                                0.82%                0.43%                  1.25%
     International                                        0.81%                0.15%                  0.96%
Strong Variable Insurance Funds, Inc.
     Discovery II (13)                                    1.00%                0.22%                  1.22%
     Midcap Growth II (13)                                1.00%                0.15%                  1.15%
Strong Opportunity Fund II, Inc.
     Opportunity II (13)                                  1.00%                0.11%                  1.11%
T. Rowe Price International Series, Inc.
     T. Rowe Price International Stock (14)               1.05%                0.00%                  1.05%

                                       6

                                                                                                 Total Portfolio
Portfolio                                              Management Fees      Other Expenses       Annual Expenses
------------------------------                      ------------------ ---------------------- ----------------------
T. Rowe Price Equity Series, Inc.
     T. Rowe Price New America Growth (14)                0.85%                0.00%                  0.85%
     T. Rowe Price Mid-Cap Growth (14)                    0.85%                0.00%                  0.85%
     T. Rowe Price Equity Income (14)                     0.85%                0.00%                  0.85%
MFS Variable Insurance Trust
     Investors Trust (8,9)                                0.75%                0.12%                  0.87%
     Research (8)                                         0.75%                0.10%                  0.85%
     Emerging Growth (8)                                  0.75%                0.10%                  0.85%
     Total Return (8)                                     0.75%                0.15%                  0.90%
     New Discovery (8,10)                                 0.90%                0.16%                  1.06%
STI Classic Variable Trust
     STI Capital Appreciation (12)                        0.92%                0.23%                  1.15%
     STI Value Income Stock (12)                          0.69%                0.26%                  0.95%
     STI International Equity (12)                        0.77%                0.83%                  1.60%
-------------

1. Figures shown in the Table are for the year ended December 31, 2000 (except as otherwise noted).

2. The expense figures reflect the voluntary waiver of all or a portion of the "Management Fees." The maximum "Management Fees" for the indicated Portfolios and the "Total Portfolio Annual Expenses" absent the voluntary waiver are as follows: 0.60% and 1.09%, respectively, for the Federated Fund for U.S. Government Securities II; 0.60% and 1.01%, respectively, for the Federated High Income Bond Fund II; and 0.75% and 1.16%, respectively, for the Federated Utility Fund II.

3.   Initial Class.

4. Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying fund prospectus for details. Had these reductions been taken into account, "Total Portfolio Annual Expenses" would have been as follows: 0.55% for Equity-Income, 0.64% for Growth, 0.87% for Overseas, and 0.63% for Contrafund.

5. The fund's manager has voluntarily agreed to reimburse the class's expenses if they exceed a certain level. Including this reimbursement, the annual class operating expenses were 0.28%. This arrangement may be discontinued by the fund's manager at any time.

6. The "Total Portfolio Annual Expenses" provided are based on historical expenses, and are adjusted higher to reflect the current management fee structure.

7. Expenses are based upon expenses for the fiscal year ended December 31, 2000, restated to reflect a reduction in the management fee for Aggressive Growth, Balanced, Growth, and Worldwide Growth Portfolios.

8. Each series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. Each series may enter into such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. "Other Expenses" do not take into account these expense reductions, and are therefore higher that the actual expenses of the series. Had these fee reductions been taken into account, "Total Portfolio Annual Expenses" would be lower for certain series and would equal: 0.84% for Emerging Growth Series, 0.86% for Investors Trust Series, 1.05% for New Discovery Series, 0.84% for Research Series, and 0.89% for Total Return Series.

9. Effective May 1, 2001, the Series changed its name from MFS Growth with Income Series to MFS Investors Trust Series to reflect changes in its investment policies.

10. MFS has contractually agreed, subject to reimbursement, to bear expenses for the series such that "Other Expenses" (after taking into account the expense offset arrangement described above), do not exceed the following percentage of the average daily net assets of the series for the current fiscal year: 0.15% for New Discovery Series. This contractual fee arrangement will continue until at least May 1, 2002, unless changed with the consent of the board of trustees which oversees the series.

11. Beginning May 1, 2001 the Portfolio's adviser has agreed to waive a portion of its fees to the extent necessary to limit the "Total Portfolio Annual Expenses" of the Global Discovery Portfolio to 1.25% of average daily net assets. Without this waiver, "Total Portfolio Annual Expenses" would have been 1.41%. This expense limit will remain in effect until April 30, 2002.

12. Absent voluntary reductions and reimbursements for certain Portfolios, "Management Fees," "Rule 12b-1 Fees," "Other Expenses," and "Total Portfolio Annual Expenses" as a percent of average net assets of the portfolios would have been as follows:

                                                                                                                    Total Portfolio
Portfolio                                        Management Fees      Rule 12b-1 Fees        Other Expenses         Annual Expenses
----------------------------------------------- ------------------ ---------------------- ---------------------- -------------------
STI Classic Variable Trust
     STI Capital Appreciation                          1.15%                 N/A                   0.23%                  1.38%
     STI Value Income Stock                            0.80%                 N/A                   0.26%                  1.06%
     STI International Equity                          1.25%                 N/A                   0.83%                  2.08%

     The Portfolio's Advisors may discontinue all or part of these reductions and reimbursements at any time.

13. Absent voluntary reductions and reimbursements for certain Portfolios, "Total Portfolio Annual Expenses" as a percent of average net assets of the portfolios would have been as follows: 1.25% for Strong Discovery Fund II, 1.16% for Strong Midcap Growth Fund II, and 1.18% for Strong Opportunity Fund II.

14.  "Management Fees" include operating expenses.

EXAMPLES

AT THE END OF THE APPLICABLE TIME PERIOD, YOU WOULD PAY THE FOLLOWING EXPENSES ON A $1,000 INVESTMENT, ASSUMING 5% ANNUAL RETURN ON ASSETS.

Sub-Account                                                                           1 Year     3 Years     5 Years      10 Years
-----------                                                                           ------     -------     -------      --------
Janus Aspen Flexible Income                                                            $22         $68         $116         $249
Janus Aspen Balanced                                                                   $21         $65         $111         $239
Janus Aspen Growth                                                                     $21         $65         $111         $240
Janus Aspen Aggressive Growth                                                          $21         $65         $111         $239
Janus Aspen Worldwide Growth                                                           $21         $65         $112         $242

Federated Utility II                                                                   $23         $72         $124         $265
Federated US Govt Securities II                                                        $23         $70         $120         $257
Federated High Income Bond                                                             $22         $68         $116         $249

Fidelity Money Market                                                                  $18         $55         $95          $206
Fidelity Equity Income                                                                 $20         $62         $106         $229
Fidelity Growth                                                                        $21         $64         $110         $238
Fidelity Overseas                                                                      $23         $72         $123         $263
Fidelity Contrafund                                                                    $21         $65         $111         $239
Fidelity VIP II Asset Manager                                                          $20         $63         $108         $234
Fidelity VIP II Index 500                                                              $18         $54         $94          $204

Alger Income & Growth                                                                  $21         $66         $113         $243
Alger Small Capitalization                                                             $23         $72         $123         $264
Alger Growth                                                                           $22         $69         $117         $252
Alger MidCap Growth                                                                    $23         $70         $120         $257
Alger Leveraged AllCap                                                                 $23         $72         $123         $264

Scudder Bond                                                                           $20         $62         $107         $231
Scudder Balanced                                                                       $20         $61         $105         $226
Scudder Growth & Income                                                                $20         $61         $105         $226
Scudder Global Discovery                                                               $27         $82         $141         $298
Scudder International                                                                  $24         $74         $126         $270

Strong Discovery II                                                                    $27         $81         $139         $295
Strong Midcap Growth II                                                                $26         $79         $136         $289
Strong Opportunity II                                                                  $25         $78         $134         $285

                                       8


Sub-Account                                                                           1 Year     3 Years     5 Years      10 Years
-----------                                                                           ------     -------     -------      --------
T. Rowe Price International Stock                                                      $25         $76         $131         $279
T. Rowe Price New America Growth                                                       $23         $70         $120         $258
T. Rowe Price Mid-Cap Growth                                                           $23         $70         $120         $258
T. Rowe Price Equity Income                                                            $23         $70         $120         $258

MFS Investors Trust                                                                    $23         $71         $122         $261
MFS Research                                                                           $23         $70         $120         $258
MFS Emerging Growth                                                                    $23         $70         $120         $258
MFS Total Return                                                                       $23         $72         $123         $264
MFS New Discovery                                                                      $25         $77         $131         $280

STI Capital Appreciation                                                               $26         $79         $136         $289
STI Value Income                                                                       $24         $73         $126         $269
STI International Equity                                                               $30         $93         $158         $332

                     EXPLANATION OF FEE TABLES AND EXAMPLES

1. We have included the table and examples shown above to assist you in understanding the costs and expenses that you will bear directly or indirectly by investing in the Separate Account. The table reflects expenses of the Separate Account as well as the Portfolios. For additional information, you should read "Contract Charges," which begins on page 30; you should also read the sections relating to expenses of the Portfolios in their prospectuses. The examples do not include any taxes or tax penalties you may be required to pay if you surrender your Contract. The examples assume that the fee waivers and expense reimbursements discussed above will continue for the periods shown.

2. The examples assume that you did not make any transfers. We are currently waiving the transfer fee, but in the future, we may decide to charge $10 for the second and each subsequent transfer within a calendar month. Premium taxes are not reflected. Currently, we deduct premium taxes (which range from 0% to 3.5%) either from premium received or from Contract Value upon full surrender, death or annuitization.

3. To reflect the contract maintenance charge in the examples, we estimated an equivalent percentage charge, which we calculated by dividing the total amount of contract maintenance charges expected to be collected during a year by the total estimated average net assets of the Subaccounts and the Fixed Account attributable to the Contracts.

4. Your expenses will be the same regardless of whether you surrender, annuitize, or continue to hold your Contract at the end of the applicable time period, because we do not charge a withdrawal charge on surrenders or annuitizations of this Contract.

NEITHER THE FEE TABLES NOR THE EXAMPLES SHOULD BE CONSIDERED REPRESENTATIONS OF PAST OR FUTURE EXPENSES. YOUR ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. SIMILARLY, THE ANNUAL RATE OF RETURN OF 5% ASSUMED IN THE EXAMPLE IS NOT AN ESTIMATE OR GUARANTEE OF FUTURE INVESTMENT PERFORMANCE.

                              QUESTIONS AND ANSWERS
                               ABOUT YOUR CONTRACT

The following are answers to some of the questions you may have about some of the more important features of the Contract. The Contract is more fully described in the rest of the Prospectus. Please read the Prospectus carefully.

1. What is the Contract?

The Contract is a flexible premium deferred variable annuity contract. It is designed for tax-deferred retirement investing. The Contract is available for non-qualified or qualified retirement plans. The Contract, like all deferred annuity contracts, has two phases: the Accumulation Period and the Annuity Period. During the Accumulation Period, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The Annuity Period begins when you begin receiving payments under one of the annuity payment options described in the answer to Question 2. The amount of money accumulated under your Contract during the Accumulation Period will be used to determine the amount of your annuity payments during the Annuity Period.

Your premiums are invested in one or more of the Subaccounts of the Separate Account or allocated to the Fixed Account, as you instruct us. You may allocate your Contract Value to up to twenty-one options under the Contract, counting each Subaccount and the Fixed Account as one option. We will treat all of your Contract Value allocated to the Fixed Account as one option for purposes of this limit, even if you have chosen more than one Guarantee Period. The value of your Contract will depend on the investment performance of the Subaccounts and the amount of interest we credit to the Fixed Account.

Each Subaccount will invest in a single investment portfolio (a "Portfolio") of a mutual fund. The Portfolios offer a range of investment objectives, from conservative to aggressive. You bear the entire investment risk on amounts allocated to the Subaccounts. The investment policies and risks of each Portfolio are described in the accompanying prospectuses for the Portfolios.

In some states, you may also allocate all or part of your Contract Value to the "Fixed Account", as described in the answer to Question 5.

2. What Annuity Options does the Contract offer?

You may receive annuity payments on a fixed or a variable basis or a combination of the two. We offer a variety of annuity options including:

o    a life annuity with payments guaranteed for five to twenty years;

o a joint and full survivorship annuity, with payments guaranteed for five to twenty years; and

o    fixed payments for a specified period of five to thirty years.

Call us to inquire about other options.

You may change your annuity option at any time before annuitization. You may select the date to annuitize the Contract. The date you select, however, may be no later than the later of the tenth Contract Anniversary or the Annuitant's 90th birthday. If your Contract was issued in connection with a qualified plan, different deadlines may apply.

If you select annuity payments on a variable basis, the amount of our payments to you will be affected by the investment performance of the Subaccounts you have selected. The fixed portion of your annuity payments, on the other hand, generally will be equal in amount to the initial payment we determine. As explained in more detail below, however, during the Annuity Period you will have a limited ability to change the relative weighting of the Subaccounts on which your variable annuity payments are based or to increase the portion of your annuity payments consisting of Fixed Annuity payments.

3. How do I buy a Contract?

You can obtain a Contract application from your Lincoln Benefit agent. You must pay at least $25,000 in a lump sum as an initial Purchase Payment. Subsequent Purchase Payments must be at least $500. We may lower these minimums at our sole discretion. The maximum age of the oldest Contract Owner and Annuitant cannot exceed age 90 as of the date we receive the completed application.

4. What are my investment choices under the Contract?

You can allocate and reallocate your investment among the Subaccounts, each of which in turn invests in a single Portfolio. Under the Contract, the Separate Account currently invests in the following Portfolios:

        Fund                                                           Portfolio(s)
        ----                                                           ------------
Janus Aspen Series                                                     Flexible Income Portfolio
                                                                       Balanced Portfolio
                                                                       Growth Portfolio
                                                                       Aggressive Growth Portfolio
                                                                       Worldwide Growth Portfolio
----------------------------------------------------------------------------------------------------
Federated Insurance Series                                             Utility Fund II
                                                                       Fund for U.S. Government Securities II
                                                                       High Income Bond Fund II
----------------------------------------------------------------------------------------------------
Fidelity Variable Insurance Products Fund:                             Money Market Portfolio
                                                                       Equity-Income Portfolio
                                                                       Growth Portfolio
                                                                       Overseas Portfolio
                                                                       Asset Manager Portfolio
                                                                       Contrafund Portfolio
                                                                       Index 500 Portfolio
----------------------------------------------------------------------------------------------------

                                       10

        Fund                                                           Portfolio(s)
        ----                                                           ------------
-----------------------------------------------------------------------------------------------------
The Alger American Fund                                                Income and Growth Portfolio
                                                                       Small Capitalization Portfolio
                                                                       Growth Portfolio
                                                                       MidCap Portfolio
                                                                       Leveraged AllCap Portfolio
-----------------------------------------------------------------------------------------------------
Scudder Variable Series I                                              Bond Portfolio
                                                                       Balanced Portfolio
                                                                       Growth and Income Portfolio
                                                                       Global Discovery Portfolio
                                                                       International Portfolio
-----------------------------------------------------------------------------------------------------
Strong Variable Insurance Funds, Inc.                                  Discovery Fund II
                                                                       MidCap Growth Fund II
-----------------------------------------------------------------------------------------------------
Strong Opportunity Fund II, Inc.                                       Opportunity Fund II
-----------------------------------------------------------------------------------------------------
T. Rowe Price International Series, Inc.                               T. Rowe Price International Stock Portfolio
-----------------------------------------------------------------------------------------------------
T. Rowe Price Equity Series, Inc.                                      T. Rowe Price New America Growth Portfolio
                                                                       T. Rowe Price Mid-Cap Growth Portfolio
                                                                       T. Rowe Price Equity Income Portfolio
-----------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust                                           Investors Trust Series
                                                                       Research Series
                                                                       Emerging Growth Series
                                                                       Total Return Series
                                                                       New Discovery Series
----------------------------------------------------------------------------------------------------
STI Classic Variable Trust                                             Capital Appreciation Fund
                                                                       International Equity Fund
                                                                       Value Income Stock Fund
----------------------------------------------------------------------------------------------------

Some of the Portfolios described in this Prospectus may not be available in your Contract. Each Portfolio holds its assets separately from the assets of the other Portfolios. Each Portfolio has distinct investment objectives and policies which are described in the accompanying prospectuses for the Portfolios.

5. What is the Fixed Account option?

We offer two Fixed Account interest crediting options: the Guaranteed Maturity Fixed Account Option and the Dollar Cost Averaging Fixed Account Option.

We will credit interest to amounts allocated to the Guaranteed Maturity Fixed Account Option at a specified rate for a specified Guarantee Period. You select the Guarantee Period for each amount that you allocate to the Guaranteed Maturity Fixed Account Option. We will tell you what interest rates and Guarantee Periods we are offering at a particular time. At the end of each Guarantee Period, you may select a new Guarantee Period from among the choices we are then making available or transfer or withdraw the relevant amount from the Fixed Account without any Market Value Adjustment.

We may offer Guarantee Periods ranging from one to ten years in length. We are currently offering Guarantee Periods of one, three, five, seven, and ten years in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.

We will not change the interest rate credited to a particular allocation until the end of the relevant Guarantee Period. From time to time, however, we may change the interest rate that we offer to credit to new allocations to the Guaranteed Maturity Fixed Account Option and to amounts rolled over in the Fixed Account for new Guarantee Periods.

In addition, if you participate in our dollar cost averaging program, you may designate amounts to be held in the Dollar Cost Averaging Fixed Account Option until they are transferred monthly to the Subaccounts or Guarantee Periods of your choosing. When you make an allocation to the Fixed Account for this purpose, we will set an interest rate applicable to that amount. We will then credit interest at that rate to that amount until it has been entirely transferred monthly to your chosen Subaccounts or Guarantee Periods. We will complete the transfers within one year of the allocation. In our discretion we may change the rate that we set for new allocations to the Fixed Account for the dollar cost averaging program. We will never, however, set a rate less than an effective annual rate of 3%.

A Market Value Adjustment may increase or decrease the amount of certain transactions involving the Fixed Account, to reflect changes in interest rates. As a general rule, we will apply a Market Value Adjustment to the following transactions: (1) when you withdraw funds from the Guaranteed Maturity Fixed Account Option; (2) when you transfer funds from the Guaranteed Maturity Fixed Account Option to the Subaccounts; (3) when you allocate part of your interest in the Guaranteed Maturity Fixed Account Option to a new Guarantee Period before the end of the existing Guarantee Period; (4) when you annuitize your Contract; and (5) when we pay a death benefit.

We will not apply a Market Value Adjustment to a transaction to the extent that:
(1) it occurs within 30 days after the end of a Guarantee Period applicable to the funds involved in the transaction; (2) it is necessary to meet IRS minimum withdrawal requirements.

We determine the amount of a Market Value Adjustment using a formula that takes into consideration:

(1) whether current interest rates differ from interest rates at the beginning of the applicable Guarantee Period; and

(2)  how many years are left until the end of the Guarantee Period.

As a general rule, if interest rates have dropped, the Market Value Adjustment will be an addition; if interest rates have risen, the Market Value Adjustment will be a deduction. It is therefore possible that if you withdraw an amount from the Fixed Account during a Guarantee Period, a Market Value Adjustment may cause you to receive less than you initially allocated to the Fixed Account.

6. What are my expenses under the Contract?

Contract Maintenance Charge. During the Accumulation Period, each year we subtract an annual contract maintenance charge of $35 from your Contract Value allocated to the Subaccounts. We will waive this charge if you pay $50,000 or more in Purchase Payments or if you allocate all of your Contract Value to the Fixed Account.

During the Annuity Period, we will subtract the annual contract maintenance charge in equal parts from your annuity payments. We waive this charge if on the Annuity Date your Contract Value is $50,000 or more or if all payments are Fixed Annuity payments.

Administrative Expense Charge and Mortality and Expense Risk Charge. We impose a mortality and expense risk charge at an annual rate of 1.30% of average daily net assets and an administrative expense charge at an annual rate of .10% of average daily net assets. These charges are assessed each day during the Accumulation Period and the Annuity Period. We guarantee that we will not raise these charges.

Transfer Fee. Although we currently are not charging a transfer fee, the Contract permits us to charge you up to $10 per transfer for each transfer after the first transfer in each month.

Premium Taxes. Certain states impose a premium tax on annuity purchase payments received by insurance companies. Any premium taxes relating to the Contract may be deducted from Purchase Payments or the Contract Value when the tax is incurred or at a later time. State premium taxes generally range from 0% to 3.5%.

Other Expenses. In addition to our charges under the Contract, each Portfolio deducts amounts from its assets to pay its investment advisory fees and other expenses.

7. How will my investment in the Contract be taxed?

You should consult a qualified tax adviser for personalized answers. Generally, earnings under variable annuities are not taxed until amounts are withdrawn or distributions are made. This deferral of taxes is designed to encourage long-term personal savings and supplemental retirement plans. The taxable portion of a withdrawal or distribution is taxed as ordinary income.

Special rules apply if the Contract is owned by a company or other legal entity. Generally, such an owner must include in income any increase in the excess of the Contract Value over the "investment in the contract" during the taxable year.

8. Do I have access to my money?

At any time during the Accumulation Period, we will pay you all or part of the value of your Contract, minus any applicable charge, if you surrender your Contract or request a partial withdrawal. Under some plans, you may also take a loan against the value of your Contract. Generally, a partial withdrawal must equal at least $50, and after the withdrawal your remaining Contract Value must at least equal $5,000.

Although you have access to your money during the Accumulation Period, certain charges, such as the contract maintenance charge and premium tax charges, may be deducted on a surrender or withdrawal. You may also incur federal income tax liability or tax penalties. In addition, if you have allocated some of the value of your Contract to the Fixed Account, the amount of your surrender proceeds or withdrawal may be increased or decreased by a Market Value Adjustment.

After annuitization, under certain settlement options you may be entitled to withdraw the commuted value of the remaining payments.

9. What is the Death Benefit?

We will pay a death benefit while the Contract is in force and before the Annuity Date, if the Contract Owner dies, or if the Annuitant dies and the Contract Owner is not a natural person. To obtain payment of the Death Benefit, the Beneficiary must submit to us written proof of death as specified in the Contract.

The death benefit is the greatest of the following:

     (1) your total Purchase Payments reduced proportionately for any prior partial withdrawals;

     (2)  your Contract Value;

     (3)  the amount you would have received by surrendering your Contract; or


     (4) your highest Contract Value on any Contract Anniversary, increased by the total Purchase Payments since that Contract Anniversary and reduced proportionately by any partial withdrawals since that Contract Anniversary.

In relation to (1) and (4) above, the Death Benefit will be recalculated until the oldest owner, or the annuitant if the owner isn't a living individual, attains age 85.

We will determine the value of the death benefit on the day that we receive all of the information that we need to process the claim.

10. What else should I know?

Allocation of Purchase Payments. You allocate your initial Purchase Payment among the Subaccounts and the Fixed Account in your Contract application. You may make your allocations in specific dollar amounts or percentages, which must be whole numbers that add up to 100%. When you make subsequent Purchase Payments, you may again specify how you want your payments allocated. If you do not, we will automatically allocate the payment based on your most recent instructions. You may not allocate Purchase Payments to the Fixed Account if it is not available in your state.

Transfers. During the Accumulation Period, you may transfer Contract Value among the Subaccounts and from the Subaccounts to the Fixed Account. You may not make a transfer, however, that would result in your allocating your Contract Value to more than twenty-one options under the Contract. While you may also transfer amounts from the Fixed Account, a Market Value Adjustment may apply. You may instruct us to transfer Contract Value by writing or calling us.

You may also use our automatic dollar cost averaging or portfolio rebalancing programs. You may not use both programs at the same time.

Under the dollar cost averaging program, amounts are automatically transferred at regular intervals from the Fixed Account or a Subaccount of your choosing, including other Subaccounts or the Fixed Account. Transfers from the Dollar Cost Averaging Fixed Account may be made monthly only. Transfers from Subaccounts may be made monthly, quarterly, or annually.

Under the portfolio rebalancing program, you can maintain the percentage of your Contract Value allocated to each Subaccount at a pre-set level. Investment results will shift the balance of your Contract Value allocations. If you elect rebalancing, we will automatically transfer your Contract Value back to the specified percentages at the frequency (monthly, quarterly, semiannually, annually) that you specify. We will automatically terminate this program if you request a transfer outside of the program. You may not include the Fixed Account in a portfolio rebalancing program. You also may not elect rebalancing after annuitization.

During the Annuity Period, you may not make any transfers for the first six months after the Annuity Date. Thereafter, you may make transfers among the Subaccounts or from the Subaccounts to increase your Fixed Annuity payments. Your transfers, however, must be at least six months apart. You may not convert any portion of your right to receive Fixed Annuity payments into Variable Annuity payments.

Free-Look Period. You may cancel the Contract by returning it to us within 10 days after you receive it, or after whatever longer period may be permitted by state law. You may return it by delivering it or mailing it to us. If you return the Contract, the Contract terminates and, in most states, we will pay you an amount equal to the Contract Value on the date we receive the Contract from you. The Contract Value may be more or less than your Purchase Payments. In some states, we are required to send you the amount of your Purchase Payments. Since state laws differ as to the consequences of returning a Contract, you should refer to your Contract for specific information about your circumstances.

11. Who can I contact for more information?

You can write to us at Lincoln Benefit Life Company, P.O. Box 82532, Lincoln, Nebraska 68501-2532, or call us at (800)525-9287.

                         CONDENSED FINANCIAL INFORMATION

Attached  as  Appendix  A is a table  showing  selected  information  concerning
Accumulation Unit Values for each Subaccount for each year since we started offering the Contracts. Accumulation Unit Value is the unit of measure that we use to calculate the value of your interest in a Subaccount. Accumulation Unit Value does not reflect the deduction of certain charges that are subtracted from your Contract Value, such as the Annual Contract Maintenance Charge. The information in the table is included in the Separate Account's financial statements. To obtain a fuller picture of each subaccounts finances and performance, you should review the Separate Account's financial statements, which are in the Separate Account's Annual Report dated as of December 31, 2000, contained in the Statement of Additional Information. The Statement of Additional Information also includes a brief explanation of how performance of the Subaccounts is calculated. We have included Lincoln Benefit's financial statements in its Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference.

                          DESCRIPTION OF THE CONTRACTS

Summary. The Contract is a deferred annuity contract designed to aid you in long-term financial planning. You may add to the Contract Value by making additional Purchase Payments. In addition, the Contract Value will change to reflect the performance of the Subaccounts to which you allocate your Purchase Payments and your Contract Value, as well as to reflect interest credited to amounts allocated to the Fixed Account. You may withdraw your Contract Value by making a partial withdrawal or by surrendering your Contract. Upon annuitization, we will pay you benefits under the Contract in the form of an annuity, either for the life of the Annuitant or for a fixed number of years. All of these features are described in more detail below.

Contract Owner. As the Contract Owner, you are the person usually entitled to exercise all rights of ownership under the Contract. You usually are also the person entitled to receive benefits under the Contract or to choose someone else to receive benefits. If your Contract was issued under a Qualified Plan, however, the Plan may limit or modify your rights and privileges under the Contract and may limit your right to choose someone else to receive benefits. The maximum age of the oldest Contract Owner cannot exceed age 90 as of the date we receive the completed application.

Annuitant. The Annuitant is the living person whose life span is used to determine annuity payments. You initially designate an Annuitant in your application. You may change the Annuitant at any time before annuity payments begin. If your Contract was issued under a plan qualified under Section 403(b), 408 or 408A of the Tax Code, you must be the Annuitant. You may also designate a Co-Annuitant, who is a second person on whose life annuity payments depend. Additional restrictions may apply in the case of Qualified Plans. If you are not the Annuitant and the Annuitant dies before annuity payments begin, then either you become the new Annuitant or you must name another person as the new Annuitant. You must attest that the Annuitant is alive in order to annuitize your Contract.

Modification of the Contract. Only a Lincoln Benefit officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract.

We are permitted to change the terms of the Contract if it is necessary to comply with changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.

Assignment. Before the Annuity Date, if the Annuitant is still alive, you may assign a Contract issued under a Non-Qualified Plan that is not subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"). If a Contract is issued pursuant to a Qualified Plan or a Non-Qualified Plan that is subject to Title 1 of ERISA, the law prohibits some types of assignments, pledges and transfers and imposes special conditions on others. An assignment may also result in taxes or tax penalties.

We will not be bound by any assignment until we receive written notice of it. Accordingly, until we receive written notice of an assignment, we will continue to act as though the assignment had not occurred. We are not responsible for the validity of any assignment.

Because of the potential tax consequences and ERISA issues arising from an assignment, you should consult with an attorney before trying to assign your Contract.

Free Look Period. You may cancel the Contract by returning it to us within 10 days after you receive it, or within whatever longer period may be permitted by state law. You may return it by delivering it to your agent or mailing it to us. If you return the Contract, the Contract terminates and, in most states, we will pay you an amount equal to the Contract Value on the date we receive the Contract from you. The Contract Value at that time may be more or less than your Purchase Payments.

In some states, if you exercise your "free look" rights, we are required to return the amount of your Purchase Payments. Currently, if you live in one of those states, on the Issue Date we will allocate your Purchase Payment to the Subaccounts and the Fixed Account Options as you specified in your application. However, we reserve the right in the future to delay allocating your Purchase Payments to the Subaccounts you have selected or to the Fixed Account until 20 days after the Issue Date or, if your state's free look period is longer than ten days, for ten days plus the period required by state law. During that time, we will allocate your Purchase Payment to the Fidelity Money Market Subaccount. Your Contract will contain specific information about your free-look rights in your state.

                          PURCHASES AND CONTRACT VALUE

Minimum Purchase Payment. The minimum initial Purchase Payment for a Contract is $25,000. You must pay it in a lump sum. You may not pay more than $1 million in Purchase Payments without our prior approval. As a general rule, subsequent
Purchase Payments may be made in amounts of $500 or more. We may lower these minimums if we choose. We may refuse any Purchase Payment at any time.

Automatic Payment Plan. You may make scheduled Purchase Payments of $100 or more per month by automatic payment through your bank account. Call or write us for an enrollment form.

Allocation of Purchase Payments. Your Purchase Payments are allocated to the Subaccount(s) and the Fixed Account in the proportions that you have selected. You must specify your allocation in your Contract application, either as percentages or specific dollar amounts. If you make your allocation in percentages, the total must equal 100%. We will allocate your subsequent Purchase Payments in those percentages, until you give us new allocation instructions. You may not allocate Purchase Payments to the Fixed Account if it is not available in your state.

You initially may allocate your Purchase Payments to up to twenty-one options, counting each Subaccount and the Fixed Account as one option. For this purpose, we will treat all of your allocations to the Fixed Account as one option, even if you choose more than one Guarantee Period. You may add or delete Subaccounts and/or the Fixed Account from your allocation instructions, but we will not execute instructions that would cause you to have Contract Value in more than twenty-one options. In the future, we may waive this limit.

If your application is complete, we will issue your Contract within two business days of its receipt at our P.O. Box shown on the first page of this prospectus. If your application for a Contract is incomplete, we will notify you and seek to complete the application within five business days. For example, if you do not fill in allocation percentages, we will contact you to obtain the missing percentages. If we cannot complete your application within five business days after we receive it, we will return your application and your Purchase Payment, unless you expressly permit us to take a longer time.

Usually, we will allocate your initial Purchase Payment to the Subaccounts and the Fixed Account, as you have instructed us, on the Issue Date. We will allocate your subsequent Purchase Payments on the date that we receive them at the next computed Accumulation Unit Value.

In some  states,  however,  we are  required  to return at least  your  Purchase
Payment if you cancel your Contract during the "free-look" period. In those states, we currently will allocate your Purchase Payments on the Issue Date as you have instructed us, as described above. In the future, however, we reserve the right, if you live in one of those states, to allocate all Purchase Payments received during the "free-look period" to the Fidelity Money Market Subaccount. If we exercise that right and your state's free-look period is ten days, we will transfer your Purchase Payments to your specified Subaccounts or Fixed Account 20 days after the Issue Date; if your state's free look period is longer, we will transfer your Purchase Payment after ten days plus the period required by state law have passed.

We determine the number of Accumulation Units in each Subaccount to allocate to your Contract by dividing that portion of your Purchase Payment allocated to a Subaccount by that Subaccount's Accumulation Unit Value on the Valuation Date when the allocation occurs.

Contract Value. We will establish an account for you and will maintain your account during the Accumulation Period. The total value of your Contract at any time is equal to the sum of the value of your Accumulation Units in the Subaccounts you have selected, plus the value of your interest in the Fixed Account.

Separate Account Accumulation Unit Value. As a general matter, the Accumulation Unit Value for each Subaccount will rise or fall to reflect changes in the share price of the Portfolio in which the Subaccount invests. In addition, we subtract from Accumulation Unit Value amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value. We determine transfer fees and contract maintenance charges separately for each Contract. They do not affect Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units.

We determine a separate Accumulation Unit Value for each Subaccount. If we elect or are required to assess a charge for taxes, we may calculate a separate Accumulation Unit Value for Contracts issued in connection with Non-Qualified and Qualified Plans, respectively, within each Subaccount. We determine the Accumulation Unit Value for each Subaccount Monday through Friday on each day that the New York Stock Exchange is open for business.

You should refer to the prospectuses for the Portfolios which accompany this prospectus for a description of how the assets of each Portfolio are valued, since that determination has a direct bearing on the Accumulation Unit Value of the corresponding Subaccount and, therefore, your Contract Value.

Transfer During Accumulation Period. During the Accumulation Period, you may transfer Contract Value among the Fixed Account and the Subaccounts in writing or by telephone. Currently, there is no minimum transfer amount. The Contract permits us to set a minimum transfer amount in the future. You may not make a transfer that would result in your allocating your Contract Value to more than twenty-one options under the Contract at one time.

As a general rule, we only make transfers on days when we and the NYSE are open for business. If we receive your request on one of those days, we will make the transfer that day. We close our offices for business on certain days immediately preceding or following certain national holidays when the NYSE is open for business. For calendar year 2001, our offices will be closed on November 23rd, December 24th, and December 31st. For transfers requested on these days, we will make the transfer on the first subsequent day on which we and the NYSE are open.

If you transfer an amount from the Fixed Account to a Subaccount before the end of the applicable Guarantee Period or you allocate an amount in the Fixed Account to a new Guarantee Period before the end of the existing Guarantee Period, we usually will increase or decrease the amount by a Market Value Adjustment. The calculation of the Market Value Adjustment is described in "Market Value Adjustment" on page 23.

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Transfers  within 30 days after the end of the applicable  Guarantee  Period are not subject to a Market Value Adjustment.

The Contract permits us to defer transfers from the Fixed Account for up to six months from the date you ask us.

You may not transfer Contract Value into the Dollar Cost Averaging Fixed Account Option. You may not transfer Contract Value out of the Dollar Cost Averaging Fixed Account Option except as part of a Dollar Cost Averaging program.

Transfers Authorized by Telephone. You may make transfers by telephone, if you first send us a completed authorization form. The cut off time for telephone transfer requests is 4:00 p.m. Eastern time. Calls completed before 4:00 p.m. will be effected on that day at that day's price. Calls completed after 4:00 p.m. will be effected on the next day on which we and the NYSE are open for business, at that day's price.

We may charge you the transfer fee described on page 30, although we currently are waiving it. In addition, we may suspend, modify or terminate the telephone transfer privilege at any time without notice.

We use procedures that we believe provide reasonable assurance that telephone authorized transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.

Excessive Trading Limits. If allowed in your state, we reserve the right to limit transfers in any Contract Year, or to refuse any transfer request for a Contract owner or certain Contract owners, if:

o we believe, in our sole discretion, that excessive trading by such Contract owner or owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or the share prices of the corresponding Funds or would be to the disadvantage of other Contract owners; or

o we are informed by one or more of the corresponding Funds that they intend to restrict the purchase or redemption of Fund shares because of excessive trading or because they believe that a specific transfer or groups of transfers would have a detrimental effect on the prices of Fund shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract owners.

Automatic Dollar Cost Averaging Program. Under our Automatic Dollar Cost Averaging Program, you may authorize us to transfer a fixed dollar amount at fixed intervals from the Dollar Cost Averaging Fixed Account Option or a Subaccounts of your choosing, including other Subaccounts or the Guaranteed Maturity Fixed Account Option. The interval between transfers from the Dollar Cost Averaging Fixed Account may be monthly only. The interval between transfers from Subaccounts may be monthly, quarterly, or annually, at your option. The transfers will be made at the Accumulation Unit Value on the date of the transfer. The transfers will continue until you instruct us otherwise, or until your chosen source of transfer payments is exhausted. Currently, the minimum transfer amount is $100 per transfer. However, if you wish to Dollar Cost Average to a Guaranteed Maturity Fixed Account Option, the minimum amount that must be transferred into any one Option is $500. We may change this minimum or grant exceptions. If you elect this program, the first transfer will occur twenty-five days after your Issue Date. You may not use the Dollar Cost Averaging program to transfer amounts from the Guaranteed Maturity Fixed Account Option.

Your request to participate in this program will be effective when we receive your completed application at the P.O. Box given on the first page of this prospectus. Call or write us for a copy of the application. You may elect to increase, decrease or change the frequency or amount of transfers under a Dollar Cost Averaging program. We will not charge a transfer fee for Dollar Cost Averaging.

The theory of dollar cost averaging is that by spreading your investment over time, you may be able to reduce the effect of transitory market conditions on your investment. In addition, because a given dollar amount purchases more units when the unit prices are relatively low rather than when the prices are higher, in a fluctuating market, the average cost per unit may be less than the average of the unit prices on the purchase dates. However, participation in this program does not assure you of a greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as dollar cost averaging, periodic transfer from a Subaccount with more volatile performance experience is unlikely to produce the desired effects of dollar cost averaging as would transfers from a less volatile subaccount. You may not use Dollar Cost Averaging and Portfolio Rebalancing at the same time.

Portfolio Rebalancing. Portfolio Rebalancing allows you to maintain the percentage of your Contract Value allocated to each Subaccount at a pre-set level. For example, you could specify that 30% of your Contract Value should be in the Balanced Portfolio, 40% in the Growth Portfolio-Janus Aspen Series and 30% in Federated High Income Bond Fund II. Over time, the variations in each Subaccount's investment results will shift the balance of your Contract Value allocations. Under the Portfolio Rebalancing feature, each period, if the allocations change from your desired percentages, we will automatically transfer your Contract Value, including new Purchase Payments (unless you specify

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

otherwise), back to the percentages you specify. Portfolio Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.

You may choose to have rebalances made monthly, quarterly, semi-annually, or annually until your Annuity Date. Portfolio Rebalancing is not available after you annuitize. We will not charge a transfer fee for Portfolio Rebalancing. We will automatically terminate this program if you request any transfer outside of the Portfolio Rebalancing program. If you wish to resume Portfolio Rebalancing after it has been cancelled, then you must complete a new Rebalancing form and send it to our home office. You may not include the Fixed Account in a Portfolio Rebalancing program.

You may request Portfolio Rebalancing at any time before your Annuity Date by submitting a completed written request to us at the P.O. Box given on the first page of this prospectus. Please call or write us for a copy of the request form. If you stop Portfolio Rebalancing, you must wait 30 days to begin again. In your request, you may specify a date for your first rebalancing. If you specify a date fewer than 30 days after your Issue Date, your first rebalance will be delayed one month. If you request Portfolio Rebalancing in your Contract application and do not specify a date for your first rebalancing, your first rebalance will occur one period after the Issue Date. For example, if you specify quarterly rebalancing, your first rebalance will occur three months after your Issue Date. Otherwise, your first rebalancing will occur twenty-five days after we receive your completed request form. All subsequent rebalancing will occur at the intervals you have specified on the day of the month that coincides with the same day of the month as your Contract Anniversary Date.

Generally, you may change the allocation percentages, frequency, or choice of Subaccounts at any time. If your total Contract Value subject to rebalancing falls below any minimum value that we may establish, we may prohibit or limit your use of Portfolio Rebalancing. You may not use Dollar Cost Averaging and Portfolio Rebalancing at the same time. We may change, terminate, limit, or suspend Portfolio Rebalancing at any time.

                    THE INVESTMENT AND FIXED ACCOUNT OPTIONS

Separate Account Investments

The Portfolios. Each of the Subaccounts of the Separate Account invests in the shares of one of the Portfolios. Each Portfolio is either an open-end management investment company registered under the Investment Company Act of 1940 or a separate investment series of an open-end management investment company. We have briefly described the Portfolios below. You should consult the current prospectuses for the Portfolios for more detailed and complete information concerning the Portfolios. If you do not have a prospectus for a Portfolio, contact us and we will send you a copy. Appendix B contains a description of how advertised performance data for the Subaccounts are computed.

Some of the Portfolios have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the Portfolios may be similar to, and may in fact be modeled after publicly traded mutual funds, you should understand that the Portfolios are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any similarly named Portfolio may differ substantially.

We do not promise that the Portfolios will meet their investment objectives. Amounts you have allocated to Subaccounts may grow in value, decline in value, or grow less than you expect, depending on the investment performance of the Portfolios in which those Subaccounts invest. You bear the investment risk that those Portfolios possibly will not meet their investment objectives. You should carefully review their prospectuses before allocating amounts to the Subaccounts of the Separate Account.

Janus Aspen Series (investment adviser: Janus Capital Corporation)

Flexible Income Portfolio seeks to maximize total return from a combination of current income and capital appreciation, with an emphasis on current income. This Portfolio invests in all types of income-producing securities. This Portfolio may have substantial holdings of debt securities rated below investment grade. Investments in such securities present special risks; you are urged to carefully read the risk disclosure in the accompanying prospectus for the Portfolio before allocating amounts to the Janus Flexible Income Subaccount.

Balanced Portfolio seeks long term growth of capital balanced by current income. This Portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential.

Growth Portfolio seeks long-term growth of capital by investing primarily in a diversified portfolio of common stocks of a large number of issuers of any size. Generally, this Portfolio emphasizes issuers with larger market capitalizations.

Aggressive Growth Portfolio seeks long-term growth of capital. It is a non-diversified fund. It normally invests at least 50% of its equity assets in securities issued by medium-sized companies, which are companies whose market capitalizations at the time of purchase by the Portfolio fall within the same range as companies in the S&P MidCap 400 Index. This range is expected to change on a regular basis. This Portfolio may invest its remaining assets in smaller or larger issuers.

Worldwide Growth Portfolio seeks long-term growth of capital by investing in a diversified portfolio of common stocks of

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

foreign and domestic issuers of any size. This Portfolio normally invests in issuers from at least five different countries including the United States.

Federated Insurance Series (investment adviser: Federated Investment Management Company )

Federated Utility Fund II's investment objective is to achieve high current income and moderate capital appreciation. The Fund pursues its investment objective by investing, under normal market conditions, at least 65% of its assets in equity securities (including convertible securities) of companies that derive at least 50% of their revenues from the provision of electricity, gas and telecommunications related services.

Federated Fund for U.S. Government Securities II's investment objective is to provide current income. The Fund pursues its objective by investing primarily in U.S. government securities which include agency mortgage (FHLMC, FNMA, GNMA), U.S. Treasury and agency debenture securities.

Federated High Income Bond Fund II's investment objective is to seek high current income by investing primarily in a professionally managed, diversified portfolio of fixed income securities. The Fund provides exposure to the high-yield, lower-rated corporate bond market. At least 65 percent of the Fund's assets are invested in corporate bonds rated BBB or lower. The adviser actively manages the Fund's portfolio seeking to realize the potentially higher returns of high-yield bonds compared to returns of high-grade securities by seeking to minimize default risk and other risks through careful security selection and diversification.

Fidelity  Variable  Insurance  Products  Fund  (investment   adviser:   Fidelity
Management & Research Company)

Money Market Portfolio seeks to obtain as high a level of current income as is consistent with preserving capital and providing liquidity. This Portfolio will invest in U.S. dollar-denominated money market securities of domestic and foreign insurers, including U.S. government securities and repurchase agreements.

Equity-Income Portfolio seeks reasonable income by investing normally in income-producing equity securities. The goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500 Composite Stock Price Index. At least 65% of this Portfolio's assets is normally invested in income-producing common or preferred stock. The Portfolio, however, has the flexibility to invest the balance in other types of domestic and foreign securities, including bonds.

Growth Portfolio seeks to achieve capital appreciation. This Portfolio normally invests primarily in common stocks which are believed to have above average growth potential.

Overseas Portfolio seeks long-term growth of capital primarily through investments in foreign securities. At least 65% of this Portfolio's assets is normally invested in securities of issuers outside of the United States. The Portfolio normally diversifies its investments across countries and regions.

Asset Manager Portfolio seeks to obtain high total return with reduced risk over the long term by allocating its assets among domestic and foreign stocks, bonds, and short-term/money market securities. Usually, this Portfolio's assets will be allocated within the following guidelines: 50% in stocks (can range from 30-70%); 40% in bonds (can range from 20-60%); and 10% in short-term/money market instruments (can range from 0-50%).

Contrafund Portfolio seeks capital appreciation by investing mainly in equity securities of companies whose value the Portfolio's adviser believes is not fully recognized by the public. This Portfolio usually invests primarily in common stock of domestic and foreign issuers.

Index 500 Portfolio seeks investment results that correspond to the total return of common stocks publicly traded in the U.S. as represented by the S&P 500 while keeping transaction costs and other expenses low.

The Alger American Fund (investment adviser: Fred Alger Management, Inc.)

Income and Growth Portfolio primarily seeks to provide a high level of dividend income; its secondary goal is to provide capital appreciation. The Portfolio invests in dividend paying equity securities, such as common or preferred stocks, preferably those which the Manager believes also offer opportunities for capital appreciation.

Small Capitalization Portfolio seeks long-term capital appreciation. It focuses on small, fast-growing companies that offer innovative products, services or technologies to a rapidly expanding marketplace. Under normal circumstances, the Portfolio invests primarily in the equity securities of small capitalization companies. A small capitalization company is one that has a market capitalization within the range of the Russell 2000 Growth Index or the S&P SmallCap 600 Index.

Growth Portfolio seeks long-term capital appreciation. It focuses on growing companies that generally have broad product lines, markets, financial resources and depth of management. Under normal circumstances, the Portfolio invests primarily in the equity securities of large companies. The Portfolio considers a large company to have a market capitalization of $1 billion or greater.

MidCap Growth Portfolio seeks long-term capital appreciation. It focuses on midsize companies with promising growth potential. Under normal circumstances, the Portfolio invests primarily in the equity securities of companies having a market capitalization within the range of companies in the S&P MidCap 400 Index.

Leveraged AllCap Portfolio seeks long-term capital appreciation. Under normal circumstances, the Portfolio invests in

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

the equity securities of companies of any size which demonstrate promising growth potential. The portfolio can leverage, that is, borrow money, up to one-third of its total assets to buy additional securities. By borrowing money, the Portfolio has the potential to increase its returns if the increase in the value of the securities purchased exceeds the cost of borrowing, including interest paid on the money borrowed.

Scudder Variable Series I (investment adviser: Zurich Scudder Investments) The Scudder Variable Life Series I has two classes of shares. The Subaccounts invest in Class A shares, which do not impose distribution fees.

Bond Portfolio seeks high level of income consistent with a high quality portfolio of debt securities. Under normal circumstances, this Portfolio invests at least 65% of its assets in bonds including those of the U.S. Government and its agencies and those of corporations and other notes and bonds paying high current income. This Portfolio can invest in a broad range of short, intermediate and long-term securities.

Balanced Portfolio seeks a balance of growth and income from a diversified portfolio of equity and fixed income securities. The Portfolio also seeks long-term preservation of capital through a quality-oriented investment approach that is designed to reduce risk. The Portfolio will invest its assets in equity securities, debt securities with maturities generally exceeding one year, and money market instruments and other debt securities with maturities generally not exceeding thirteen months. Generally, 25%-50% of the Portfolio's net assets are invested in bonds.

Growth and Income Portfolio seeks long-term growth of capital, current income and growth of income. In pursuing these three objectives, the Portfolio invests primarily in common stocks, preferred stocks, and securities convertible into common stocks of companies which offer the prospect for growth of earnings while paying higher than average current dividends. The Portfolio allocates its investments among different industries and companies, and changes its portfolio securities for investment considerations and not for trading purposes.

Global Discovery Portfolio seeks above-average capital appreciation over the long term by investing primarily in the equity securities of small companies located throughout the world. The Portfolio generally invests in small, rapidly growing companies that offer the potential for above-average returns relative to larger companies, yet are frequently overlooked and thus undervalued by the market.

International Portfolio seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments. The Portfolio invests in companies, wherever organized, which do business primarily outside the United States. The Portfolio intends to diversify investments among several countries and to have represented in its holdings business activities in not less than three different countries, excluding the United States. The Portfolio invests primarily in equity securities of established companies, listed on foreign exchanges, which the adviser believes have favorable characteristics. It may also invest in fixed income securities of foreign governments and companies.

Strong Variable Insurance Funds, Inc. (investment adviser: Strong Capital Management, Inc.)

Discovery Fund II seeks to provide investors with capital growth, a goal they pursue by investing in a diversified portfolio of small, medium and larger sized companies. The adviser's investment approach combines numbercrunching analysis with direct research, including on-site visits. Through frequent discussions with management, suppliers, customers and competitors, the advisor believes they can identify vital aspects of companies that are not reflected in their historical financial statements or their stock prices.

MidCap Growth Fund II`s adviser uses broad themes to target investing opportunities in sectors and industries. These themes often revolve around change in technology, demographics, or the sociopolitical environment. These themes of change drive the long-term perspective and guide allocation decisions. Bottom-up research, including interviews with company management, drives the investment process. Investments in the fund are carefully assessed for long-term growth rather than short-term momentum. The majority of the Fund's holdings will be in companies having market capitalization's between $800 million and $8 billion at the time of purchase .

Strong Opportunity Fund II, Inc. (investment adviser: Strong Capital Management, Inc.)

Opportunity Fund II focuses on stocks of medium-size companies that offer strong growth potential, but are underpriced. Rather than rely on traditional Wall Street research, the adviser applies a proprietary private market value approach to find stocks for the Fund. The adviser believes that stock prices are more volatile than their underlying private market value and that neglected stocks with low institutional ownership and analyst coverage tend to be undervalued.

T. Rowe Price International Series, Inc. (investment adviser: T. Rowe Price Equity Series Inc.)

T. Rowe Price International Stock Portfolio seeks long-term growth of capital through investments primarily in common stocks of established, non-U.S. companies. The Portfolio invests substantially all of it assets outside the United States and broadly diversifies its investments among developed and emerging countries throughout the world. Stocks of companies of any size may be purchased, but the focus will typically be on large and, to a lesser extent, medium-sized companies.

T. Rowe Price Equity Series, Inc. (investment adviser: T. Rowe Price Associates, Inc.)

T. Rowe Price New America Growth Portfolio seeks to achieve long-term growth of capital by investing primarily in the common stocks of companies operating in sectors T. Rowe

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

Price believes will be the fastest growing in the United States. The adviser will invest primarily (at least 65% of total assets) in common stocks of U.S. companies that operate in those sectors of the economy identified at any given time by T. Rowe Price as the fastest growing or having the greatest growth potential. The Portfolio may also invest in foreign stocks, futures, and options when consistent with the Portfolio's investment objective.

T. Rowe Price Mid-Cap Growth Portfolio seeks long-term growth of capital by investing primarily in mid-cap stocks with the potential for above-average earnings growth. The adviser will invest at least 65% of the Portfolio's assets in a diversified portfolio of common stocks of mid-cap companies whose earnings the adviser expects to grow at a faster rate than the average company. The adviser defines mid-cap companies as those with market capitalizations within the range of companies in the S&P 400 Mid-Cap Index. However, the Portfolio will not automatically sell or cease to purchase stock of a company it already owns just because the company's market cap grows or falls outside this range. The Portfolio also may invest in other types of securities, such as foreign securities, convertible stocks and bonds, and warrants, when consistent with the Portfolio's investment objective.

T. Rowe Price Equity Income Portfolio seeks to provide substantial dividend income as well as long-term growth of capital by investing primarily in common stocks of established companies. Under normal circumstances, the Portfolio usually will invest at least 65% of its total assets in common stocks of established companies paying above-average dividends which are expected to have favorable prospects for dividend growth and capital appreciation. The Portfolio may also invest in other securities such as foreign securities, convertible stocks and bonds, and warrants, when consistent with the Portfolio's investment objective.

MFS Variable Insurance Trust (investment adviser: MFS Investment Management )

Investors Trust Series seeks mainly to provide long-term growth of capital and secondarily to provide reasonable current income. Under normal market conditions, the series invests at least 65% of its total assets in common stocks and related securities. While the series may invest in companies of any size, it generally focuses on companies with larger market capitalizations that MFS believes have sustainable growth prospects and attractive valuations based on current and expected earnings or cash flow.

Research Series seeks long-term growth of capital and future income. The series may invest in foreign equity securities (including emerging market securities) through which it may have exposure to foreign currencies. The series is permitted to do "Short Sales Against the Box."

Emerging Growth Series seeks to provide long-term growth of capital. The Portfolio invests primarily in common stocks of companies that are early in their life cycles but which have the potential to become major enterprises. The Portfolio may also invest in more established companies whose earnings growth the adviser expects to accelerate because of special factors. Investing in emerging growth companies involves greater risk than is customarily associated with more established companies. The Portfolio also may invest up to 25% of its net assets in foreign and emerging market securities. The Portfolio has the flexibility to invest in derivative securities when its adviser believes such securities can provide better value relative to direct investments in stocks or bonds.

Total Return Series seeks to provide above-average current income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital. The Portfolio secondarily seeks to provide reasonable opportunity for growth of capital and income. The Portfolio invests in both equities and fixed income securities. The equity segment is actively managed with a value-oriented style of investing. The fixed income segment is actively managed through shifts in maturity, duration, and sector components. The Portfolio may invest up to 20% of its assets in foreign and emerging market securities. The Portfolio has the flexibility to invest in derivative securities when its adviser believes such securities can provide better value relative to direct investments in stocks or bonds. Consistent with the series' principal investment policies the series may invest in foreign securities, and may have exposure to foreign currencies through its investment in these securities.

New Discovery Series seeks capital appreciation. This Portfolio seeks to achieve its objective by investing under normal market conditions at least 65% of its total assets in companies that its adviser believes offer superior prospects for growth. Those securities may either be listed on securities exchanges or traded in the over-the-counter markets and may be U.S. or foreign companies.

STI Classic Variable Trust (investment adviser: SunTrust Bank)

STI Capital Appreciation Fund seeks to provide capital appreciation by investing primarily in a portfolio of U.S. common stocks, and other equity securities which, in the advisor's opinion, are undervalued by the stock market.

STI International Equity Fund seeks to provide long term capital appreciation by investing primarily in common stocks and other equity securities of foreign companies.

STI Value Income Stock Fund seeks to provide current income with the secondary goal of achieving capital appreciation by investing primarily in common stocks and other equity securities of U.S. companies.

Each Portfolio is subject to certain investment restrictions and policies which may not be changed without the approval of a majority of the shareholders of the Portfolio. See the accompanying prospectuses of the Portfolios for further information.

We automatically reinvest all dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolio at their net asset value. The income and realized and unrealized gains or losses on the assets of each Subaccount are separate and are credited to or charged against the particular Subaccount without regard to income, gains or losses from any other Subaccount or from any other part of our business. We will use the net Purchase Payments you allocate to a Subaccount to purchase shares in the corresponding Portfolio and will redeem shares in the Portfolios to meet Contract obligations or make adjustments in reserves. The Portfolios are required to redeem their shares at net asset value and to make payment within seven days.

Certain of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. Although neither we nor any of the Portfolios currently foresees any such disadvantages either to variable life insurance or variable annuity contract owners, each Portfolio's Board of Directors intends to monitor events in order to identify any material conflicts between variable life and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. If a Board of Directors were to conclude that separate investment funds should be established for variable life and variable annuity separate accounts, Lincoln Benefit will bear the attendant expenses.

Voting Rights. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Subaccounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. We will notify you when your instructions are needed. We will also provide proxy materials or other information to assist you in understanding the matter at issue. We will determine the number of shares for which you may give voting instructions as of the record date set by the relevant Portfolio for the shareholder meeting at which the vote will occur.

As a general rule, before the Annuity Date, you are the person entitled to give voting instructions. After the Annuity Date, the payee is that person.
Retirement plans, however, may have different rules for voting by plan participants.

If you send us written voting instructions, we will follow your instructions in voting the Portfolio shares attributable to your Contract. If you do not send us written instructions, we will vote the shares attributable to your Contract in the same proportions as we vote the shares for which we have received instructions from other Contract Owners. We will vote shares that we hold in the same proportions as we vote the shares for which we have received instructions from other Contract Owners.

We may, when required by state insurance regulatory authorities, disregard Contract Owner voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of one or more of the Portfolios or to approve or disapprove an investment advisory contract for one or more of the Portfolios.

In addition, we may disregard voting instructions in favor of changes initiated by Contract Owners in the investment objectives or the investment adviser of the Portfolios if we reasonably disapprove of the proposed change. We would disapprove a proposed change only if the proposed change is contrary to state law or prohibited by state regulatory authorities or we reasonably conclude that the proposed change would not be consistent with the investment objectives of the Portfolio or would result in the purchase of securities for the Portfolio which vary from the general quality and nature of investments and investment techniques utilized by the Portfolio. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report to you.

This description reflects our view of currently applicable law. If the law changes or our interpretation of the law changes, we may decide that we are permitted to vote the Portfolio shares without obtaining instructions from our Contract Owners, and we may choose to do so.

Additions, Deletions, and Substitutions of Securities. If the shares of any of the Portfolios are no longer available for investment by the Separate Account or if, in the judgment of our Board of Directors, further investment in the shares of a Portfolio is no longer appropriate in view of the purposes of the Contract, we may add or substitute shares of another Portfolio or mutual fund for Portfolio shares already purchased or to be purchased in the future by Purchase Payments under the Contract. Any substitution will comply with the requirements of the 1940 Act.

We also reserve the right to make the following changes in the operation of the Separate Account and the Subaccounts:

     (a)  to operate the Separate Account in any form permitted by law;

     (b) to take any action necessary to comply with applicable law or obtain and continue any exemption from applicable laws;

     (c) to transfer assets from one Subaccount to another, or from any Subaccount to our general account;

     (d)  to add, combine, or remove Subaccounts in the Separate Account; and

     (e) to change the way in which we assess charges, as long as the total charges do not exceed the amount currently charged the Separate Account and the Portfolios in connection with the Contracts.

If we take any of these actions, we will comply with the then applicable legal requirements.

THE FIXED ACCOUNT

General. You may allocate part or all of your Purchase Payments to the Fixed Account in states where it is available. Amounts allocated to the Fixed Account become part of the general assets of Lincoln Benefit. Allstate Life invests the assets of the general account in accordance with applicable laws governing the investments of insurance company general accounts. The Fixed Account may not be available in all states. Please contact us at 1-800-525-9287 for current information.

Guaranteed Maturity Fixed Account Option. We will credit interest to each amount allocated to the Guaranteed Maturity Fixed Account Option at a specified rate for a specified Guarantee Period. You select the Guarantee Period for each amount that you allocate to this option. We will declare the interest rate that we will guarantee to credit to that amount for that Guarantee Period. Each amount allocated to a Guarantee Period under this option must be at least $500. We reserve the right to limit the number of additional Purchase Payments that may be allocated to this option.

We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We may offer Guarantee Periods ranging from one to ten years in length. We will decide in our discretion which Guarantee Periods to offer. Currently, we offer Guarantee Periods of one, three, five, seven and ten years. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.

We will credit interest daily to each amount allocated to a Guarantee Period under this option at a rate which compounds to the effective annual interest rate that we declared at the beginning of the applicable Guarantee Period. We will not change the interest rate credited to a particular allocation until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.

The following example illustrates how a Purchase Payment allocated to this option would grow, given an assumed Guarantee Period and effective annual interest rate:

Example
Purchase Payment                     $50,000
Guarantee Period                     5 years
Effective Annual Rate                  4.50%

                                                                                  END OF CONTRACT YEAR
                                                        YEAR 1          YEAR 2           YEAR 3          YEAR 4          YEAR 5
                                                        ------          ------           ------          ------          ------
Beginning Contract Value                                 $50,000.00
x (1 + Effective Annual Rate)                               x 1.045
                                                    ----------------
                                                         $52,250.00
Contract Value at end of Contract Year                                   $52,250.00
x (1 + Effective Annual Rate)                                               x 1.045
                                                                    ----------------
                                                                         $54,601.25
Contract Value at end of Contract Year                                                    $54,601.25
X (1 + Effective Annual Rate)                                                                x 1.045
                                                                                    -----------------
                                                                                          $57,058.31
Contract Value at end of Contract Year                                                                    $57,058.31
x (1 + Effective Annual Rate)                                                                                x 1.045
                                                                                                     ----------------
                                                                                                          $59,625.93
Contract Value at end of Contract Year                                                                                    $59,625.93
x (1 + Effective Annual Rate)                                                                                                x 1.045
                                                                                                                    ----------------
                                                                                                                          $62,309.10


Total Interest Credited During Guarantee Period = $12,309.10 ($62,309.10 - $50,000)

Note: This example assumes no withdrawals during the entire five year Guarantee Period. If you were to make a partial withdrawal, the amount withdrawn might be increased or decreased by a Market Value Adjustment. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract.

We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on relevant factors such as then current interest rates, regulatory and tax requirements, our sales commission and administrative expenses, general economic trends, and competitive factors. For current interest rate information, please contact us at 1-800-525-9287.

We will determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future.

At the end of each Guarantee Period, we will mail you a notice asking you what to do with the relevant amount, including the accrued interest. During the 30-day period after the end of the Guarantee Period, you may:

     (1) take no action. If so, we will automatically keep the relevant amount in the Guaranteed Maturity Fixed Account Option. The new Guarantee Period will be the same length as the expiring Guarantee Period and will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for Guarantee Periods of that length; or

     (2) allocate the relevant Contract Value to one or more new Guarantee Periods of your choice in the Guaranteed Maturity Fixed Account Option. The new Guarantee Period(s) will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for those Guarantee Periods; or

     (3) instruct us to transfer all or a portion of the relevant amount to one or more Subaccounts. We will effect the transfer on the day we receive your instructions. We will not adjust the amount transferred to include a Market Value Adjustment; or

     (4) withdraw all or a portion of the relevant amount through a partial withdrawal. We will not adjust the amount withdrawn to include a Market Value Adjustment. The amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period ends.

Under our Automatic Laddering Program, you may choose, in advance, to use Guarantee Periods of the same length for all renewals in the Guaranteed Maturity Fixed Account Option. You can select this program at any time during the Accumulation Period, including on the Issue Date. We will apply renewals to Guarantee Periods of the selected length until you direct us in writing to stop. We may stop offering this program at any time.

Market Value Adjustment. We may increase or decrease the amount of some transactions involving your interest in the Fixed Account to include a Market Value Adjustment. The formula for determining Market Value Adjustments reflects changes in interest rates since the beginning of the relevant Guarantee Period. As a result, you will bear some of the investment risk on amounts allocated to the Guaranteed Maturity Fixed Account Option.

As a general rule, we will apply a Market Value Adjustment to the following transactions involving your Fixed Account balance:

     (1) when you withdraw funds from the Guaranteed Maturity Fixed Account Option;
     (2) when you transfer funds from the Guaranteed Maturity Fixed Account Option to the Subaccounts;
     (3) when you allocate part of your balance in the Guaranteed Maturity Fixed Account Option to a new Guarantee Period before the end of the existing Guarantee Period;
     (4)  when you annuitize your Contract; and
     (5)  when we pay a death benefit.

We will not apply a Market Value Adjustment to a transaction, to the extent that:

(1) it occurs within 30 days after the end of a Guarantee Period applicable to the funds involved in the transaction; or

( 2) you make a withdrawal to satisfy the IRS' required minimum distribution rules for this Contract.

The formula for calculating Market Value Adjustments is set forth in Appendix B to this prospectus, which also contains additional examples of the application of the Market Value Adjustment. This formula primarily compares:

(1) the Treasury Rate at the time of the relevant transaction for a maturity equal in length to the relevant Guarantee Period; and
(2) the Treasury Rate at the beginning of the Guarantee Period for a maturity equal in length to the Guarantee Period.

Generally, if the Treasury Rate at the beginning of the Guarantee Period is higher than the corresponding current Treasury Rate, then the Market Value Adjustment will increase the amount payable to you or transferred. Similarly, if the Treasury Rate at the beginning of the Guarantee Period is lower than the corresponding current Treasury Rate, then the Market Value Adjustment will reduce the amount payable to you or transferred.

For example, assume that you purchased a Contract and selected an initial Guarantee Period of five years and the five-year Treasury Rate for that duration is 4.50%. Assume that at the end of three years, you make a partial withdrawal. If, at that later time, the current five-year Treasury Rate is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Similarly, if the current five-year Treasury Rate is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.

Dollar Cost  Averaging  Fixed Account  Option.  You may also  allocate  Purchase
Payments to the Dollar Cost Averaging Fixed Account Option. We will credit interest to Purchase Payments allocated to this option for up to one year at the current rate that we declare when you make the allocation. The effective annual rate will never be less than 3%. You may not transfer funds to this option from the Subaccounts or the Guaranteed Maturity Fixed Account Option. We will follow your instructions in transferring amounts from this option to the Subaccounts or the Guaranteed Maturity Fixed Account Option on a monthly basis only, as described in "Automatic Dollar Cost Averaging Program" on page 16 of this prospectus.

                                ANNUITY BENEFITS

Annuity Date. You may select the Annuity Date, which is the date on which annuity payments are to begin, in your application. The Annuity Date must always be the business day immediately following the tenth day of a calendar month.

The Annuity Date may be no later than the Latest Annuity Date. As a general rule, the Latest Annuity Date is the later of the 10th Contract Anniversary or the Annuitant's 90th birthday. If your Contract was issued pursuant to a Qualified Plan, however, the Tax Code generally requires you to begin to take at least a minimum distribution by the later of:

o    the year of your separation from service; or
o April 1 of the calendar year following the calendar year in which you attain age 70 1/2.

If your Contract is issued pursuant to Section 408 of the Tax Code  (traditional
IRAs), you must begin taking minimum distributions by April 1 of the calendar year following the calendar year in which you reach age 70 1/2. No minimum distributions are required by the Tax Code for Contracts issued pursuant to
Section 408A (Roth IRAs).

If you are in a Qualified Plan, we may require you to annuitize by the date required by the Tax Code, unless you show us that you are meeting the minimum distribution requirements in some other way.

If you do not select an Annuity Date, the Latest Annuity Date will automatically become the Annuity Date. You may change the Annuity Date by writing to us at the address given on the first page of the prospectus.

Annuity Options. You may elect an Annuity Option at any time before the Annuity Date. As part of your election, you may choose the length of the applicable guaranteed payment period within the limits available for your chosen Option. If you do not select an Annuity Option, we will pay monthly annuity payments in accordance with the applicable default Option. The default Options are:

o Option A with 10 years (120 months) guaranteed, if you have designated only one Annuitant; and

o Option B with 10 years (120 months) guaranteed, if you have designated joint Annuitants.

You may freely change your choice of Annuity Option, as long as you request the change at least thirty days before the Annuity Date.

Three Annuity Options are generally available under the Contract. Each is available in the form of:

o    a Fixed Annuity;
o    a Variable Annuity; or
o    a combination of both Fixed and Variable Annuity.

The three Annuity Options are:

Option A, Life Annuity with Payments Guaranteed for 5 to 20 Years. We make periodic payments at least as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary.

Option B, Joint and Survivor Annuity, with Payments Guaranteed for 5 to 20 Years. We make periodic payments at least as long as either the Annuitant or the joint Annuitant is alive. If both the Annuitant and the Joint Annuitant die before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary.

Option C, Payments for a Specified Period Certain of 5 Years to 30 Years. We make periodic payments for the period you have chosen. If the Annuitant dies before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary. If you elect this option and request Variable Annuity payments, you may at any time before the period expires request a lump sum payment. If you elected Variable Annuity payments, the lump sum payment will depend on:

o    the investment results of the Subaccounts you have selected,
o    the Contract Value at the time you elected  annuitization,
o the length of the remaining period for which the payee would be entitled to payments.

No lump sum payment is available if you request Fixed Annuity payments.

If you purchased your Contract under a retirement plan, you may have a more limited selection of Annuity Options to choose from. You should consult your Plan documents to see what is available.

You may not "annuitize" your Contract for a lump sum payment. Instead, before the Annuity Date you may surrender your Contract for a lump sum. As described on page 23, however, we will increase or decrease your surrender proceeds by any applicable Market Value Adjustment.

Other Options. We may have other Annuity Options available. You may obtain information about them by writing or calling us.

If your Contract is issued under Sections 401, 403(b), 408 or 408A of the Tax Code, we will only make payments to you and/or your spouse.

Annuity Payments: General. On the Annuity Date, we will apply the Annuitized Value of your Contract to the Annuity Option you have chosen. Your annuity payments may consist of Variable Annuity payments or Fixed Annuity payments or a combination of the two. We will determine the amount of your annuity payments as described in "Variable Annuity Payments" and "Fixed Annuity Payments" on page 25.

You must notify us in writing at least 30 days before the Annuity Date how you wish to allocate your Annuitized Value between Variable Annuity and Fixed Annuity payments. You must apply at least the Contract Value in the Fixed Account on the Annuity Date to Fixed Annuity payments. If you wish to apply any portion of your Fixed Account balance to your Variable Annuity payments, you should plan ahead and transfer that amount to the Subaccounts prior to the Annuity Date. If you do not tell us how to allocate your Contract Value among Fixed and Variable Annuity payments, we will apply your Contract Value in the Separate Account to Variable Annuity payments and your Contract Value in the Fixed Account to Fixed Annuity payments.

Annuity payments begin on the Annuity Date. We make subsequent annuity payments on the tenth of the month or, if the NYSE is closed on that day, the next day on which the NYSE is open for business.

Annuity payments will be made in monthly, quarterly, semi-annual or annual installments as you select. If the amount available to apply under an Annuity Option is less than $5,000, however, and state law permits, we may pay you a lump sum instead of the periodic payments you have chosen. In addition, if the first annuity payment would be less than $50, and state law permits us, we may reduce the frequency of payments so that the initial payment will be at least $50.

We may defer for up to 15 days the payment of any amount attributable to a Purchase Payment made by check to allow the check reasonable time to clear.

You may not withdraw Contract Value during the Annuity Period, if we are making payments to you under any Annuity Option, such as Option A or B above, involving payment to you for life or any combination of payments

FOR LIFE AND MINIMUM GUARANTEED PERIOD FOR A PREDETERMINED NUMBER OF YEARS.

Variable  Annuity  Payments.  One basic  objective of the Contract is to provide
Variable Annuity Payments which will to some degree respond to changes in the economic environment. The amount of your Variable Annuity Payments will depend upon the investment results of the Subaccounts you have selected, any premium taxes, the age and sex of the Annuitant, and the Annuity Option chosen. We guarantee that the Payments will not be affected by (1) actual mortality experience and (2) the amount of our administration expenses.

We cannot predict the total amount of your Variable Annuity payments. The Variable Annuity payments may be more or less than your total Purchase Payments because (a) Variable Annuity payments vary with the investment results of the underlying Portfolios; and (b) Annuitants may die before their actuarial life expectancy is achieved.

The length of any guaranteed payment period under your selected Annuity Option will affect the dollar amounts of each Variable Annuity payment. As a general rule, longer guarantee periods result in lower periodic payments, all other things being equal. For example, if a life Annuity Option with no minimum guaranteed payment period is chosen, the Variable Annuity payments will be greater than Variable Annuity payments under an Annuity Option for a minimum specified period and guaranteed thereafter for life.

The investment results of the Subaccounts to which you have allocated your Contract Value will also affect the amount of your periodic payment. In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3 1/2%. If the actual net investment return is less than the assumed investment rate, then the dollar amount of the Variable Annuity payments will decrease. The dollar amount of the Variable Annuity payments will stay level if the net investment return equals the assumed investment rate and the dollar amount of the Variable Annuity payments will increase if the net investment return exceeds the assumed investment rate. You should consult the Statement of Additional Information for more detailed information as to how we determine Variable Annuity Payments.

Fixed Annuity Payments. You may choose to apply a portion of your Annuitized Value to provide Fixed Annuity payments. We determine the Fixed Annuity payment amount by applying the applicable Annuitized Value to the Annuity Option you have selected.

As a general rule, subsequent Fixed Annuity payments will be equal in amount to the initial payment. However, as described in "Transfers During Annuity Period" below, after the Annuity Date, you will have a limited ability to increase the amount of your Fixed Annuity payments by making transfers from the Subaccounts.

We may defer making Fixed Annuity payments for a period of up to six months or whatever shorter time state law may require. During the deferral period, we credit interest at a rate at least as high as state law requires.

Transfers During Annuity Period. During the Annuity Period, you will have a limited ability to make transfers among the Subaccounts so as to change the relative weighting of the Subaccounts on which your Variable Annuity payments will be based. In addition, you will have a limited ability to make transfers from the Subaccounts to increase the proportion of your annuity payments consisting of Fixed Annuity payments. You may not, however, convert any portion of your right to receive Fixed Annuity payments into Variable Annuity payments.

You may not make any transfers for the first six months after the Annuity Date. Thereafter, you may make transfers among the Subaccounts or make transfers from the Subaccounts to increase your Fixed Annuity payments. Your transfers must be at least six months apart.

Death Benefit During Annuity Period. After annuity payments begin, upon the death of the Annuitant and any Joint Annuitant, we will make any remaining annuity payments to the Beneficiary. The amount and number of these annuity payments will depend on the Annuity Option in effect at the time of the Annuitant's death. After the Annuitant's death, any remaining interest will be distributed at least as rapidly as under the method of distribution in effect at the Annuitant's death.

Certain Employee Benefit Plans. In some states, the Contracts offered by this prospectus contain life annuity tables that provide for different benefit payments to men and women of the same age. In certain employment-related situations, however, the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris requires employers to use the same annuity tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate under Norris.

                             OTHER CONTRACT BENEFITS

Death Benefit. We will pay a distribution on death, if:

(1)  the Contract is in force;

(2)  annuity payments have not begun; and

(3)  either:

     (a)  you die; or

     (b) if the Contract is owned by a company or other legal entity, the Annuitant dies.

Currently, we will pay a distribution on death equal in amount to the Death Benefit. Under the Contract, however, we have the right to pay a distribution equal in amount to the Surrender Value unless:

(1) the Beneficiary chooses to receive the Death Benefit in a lump sum within 180 days of the date of death; and

(2) the Beneficiary requests that the Death Benefit be paid as of the date we receive the completed claim for a distribution on death.


We reserve the right to waive the 180 day limit on a non-discriminatory basis. If we do not waive this limitation, we will calculate the distribution as of the earlier of the requested distribution date or the fifth anniversary of the date of death.

We determine the Death Benefit as of the date we receive all of the information we need to process the Death Benefit claim. The Death Benefit under the Contract is the greatest of the following:

(1) the total Purchase Payments, less a withdrawal adjustment for any prior partial withdrawals;

(2)  the Contract Value on the date as of which we calculate the Death Benefit;

(3)  the Surrender Value; or


(4) the highest Contract Value on any Contract Anniversary, after being increased by the total Purchase Payments since that Contract Anniversary and reduced by a withdrawal adjustment for any partial withdrawals since that Contract Anniversary.

In relation to (1) and (4) above, the Death Benefit will be recalculated for purchase payments, withdrawals, and on contract anniversaries until the oldest owner, or the annuitant if the owner is not a living individual, attains age 85. After age 85, we will recalculate (1) and (4) above to reflect additional purchase payments and withdrawals.

The withdrawal adjustment for the Death Benefit will equal (a) divided by (b), with the result multiplied by (c), where:

(a)  = the withdrawal amount;

(b)  = the Contract Value immediately before the withdrawal; and

(c) = the value of the applicable Death Benefit immediately before the withdrawal.

A claim for a distribution on death must be submitted before the Annuity Date. As part of the claim, the Beneficiary must provide "Due Proof of Death". We will accept the following documentation as Due Proof of Death:

o    a certified original copy of the Death Certificate;

o    a certified copy of a court decree as to the finding of death; or

o a written statement of a medical doctor who attended the deceased at the time of death.

In addition, in our discretion we may accept other types of proof.

We will pay the Death Benefit in a lump sum within seven days of receiving a completed claim for distribution on death, unless the Beneficiary selects one of the other alternatives described below.

If the Beneficiary is a natural person, the Beneficiary may choose from the following alternative ways of receiving the distribution:

o    the Beneficiary may receive the distribution as a lump sum payment;

o the Beneficiary may apply the distribution to receive a series of equal periodic payments over the life of the Beneficiary, over a fixed period no longer than the Beneficiary's life expectancy, or over the life of the Beneficiary with payments guaranteed for a period not to exceed the life expectancy of the Beneficiary (the payments must begin within one year of the date of death); or

o if there is only one Beneficiary, he or she may defer payment for up to five years from the date of death. Any remaining funds must be distributed at the end of the five-year period. An Annuitant is necessary for this option. If prior to your death you were the Annuitant, the Beneficiary will become the new Annuitant.

If your spouse is the sole Beneficiary, he or she may choose to continue the Contract as the new Contract Owner. If your spouse chooses to continue the Contract, the following conditions apply:

(1) On the day the Contract is continued, we will set the Contract Value equal to the Death Benefit, calculated as of the date on which we receive all of the information we need to process your spouse's request to continue the Contract after your death. Because the Death Benefit can never be less than the then current Contract Value, our resetting the Contract will not cause the Contract Value to decrease. During the continuation period, however, the Contract Value will continue to increase or decrease to reflect the investment performance of the Subaccounts, interest credited to the Fixed Account, and charges and expenses under the Contract, as described in this prospectus.

(2) During the continuation period, currently we will pay a distribution on death equal to the Death Benefit, determined as of the date on which we receive due proof of your spouse's death. As described above, we also reserve the right to pay a distribution equal in amount to the Surrender Value as of the date on which we receive due proof of death. The standard Death Benefit payable upon your spouse's death will be calculated using the formula described above. Thus, the amount of the distribution on death may increase or decrease during the continuation period, depending on changes in the Contract Value and other Contract transactions during the continuation period.

(3) If before your death you were the Annuitant, your surviving spouse becomes the Annuitant.

Your surviving spouse may also select one of the options listed above.

If the Beneficiary is a company or other legal entity, then the Beneficiary must receive the Death Benefit in a lump sum, and the options listed above are not available.

Different  rules may apply to  Contracts  issued in  connection  with  Qualified
Plans.

Beneficiary. You name the Beneficiary. You may name a Beneficiary in the application. You may change the Beneficiary or add additional Beneficiaries at any time before the Annuity Date. We will provide a form to be signed and filed with us.

Your changes in Beneficiary take effect when we receive them, effective as of the date you signed the form. Until we receive your change instructions, we are entitled to rely on your most recent instructions in our files. We are not liable for making a payment to a Beneficiary shown in our files or treating that person in any other respect as the Beneficiary. Accordingly, if you wish to change your beneficiary, you should deliver your instructions to us promptly.

If you did not name a Beneficiary or if the named Beneficiary is no longer living, the Beneficiary will be:

o your spouse if he or she is still alive; or, if he or she is no longer alive,

o    your surviving children equally; or if you have no surviving children,

o    your estate.

If you name more than one Beneficiary, we will divide the Death Benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the Death Benefit in equal shares to the Beneficiaries. If one of the Beneficiaries dies before you, we will divide the Death Benefit among the surviving Beneficiaries.

Different  rules may apply to  Contracts  issued in  connection  with  Qualified
Plans.

Contract Loans for 401(a), 401(k), and 403(b) Contracts. Subject to the restrictions described below, we will make loans to the Owner of a Contract used in connection with a Tax Sheltered Annuity Plan ("TSA Plan") under Section 403(b) of the Tax Code, or an Owner of a Contract purchased by a pension, profit-sharing, or other similar plan qualified under Section 401(a) of the Tax Code (a "401 Plan"), including a Section 401(k) Plan, where a plan trustee is the Owner. Loans are not available under Non-Qualified Contracts. We will only make loans after the free look period and before annuitization. All loans are subject to the terms of the Contract, the relevant Plan, and the Tax Code, which impose restrictions on loans.

We will not make a loan to you if the total of the requested loan and your unpaid outstanding loans will be greater than the Surrender Value of your Contract on the date of the loan. In addition, we will not make a loan to you if the total of the requested loan and all of the plan participant's Contract loans under TSA Plans and 401 Plans is more than the lesser of (a) or (b) where:

     (a) equals $50,000 minus the excess of the highest outstanding loan balance during the prior 12 months over the current outstanding loan balance; and

     (b)  equals the greater of $10,000 or 1/2 of the Surrender Value.

The minimum loan amount is $1,000.

To request a Contract loan, write to us at the address given on the first page of the prospectus. You alone are responsible for ensuring that your loan and repayments comply with tax requirements. Loans made before the Annuity Date are generally treated as distributions under the Contract, and may be subject to withholding and tax penalties for early distributions. Some of these requirements are stated in Section 72 of the Tax Code and Title 1 of ERISA. Please seek advice from your plan administrator or tax advisor.

When we make a loan, we will transfer an amount equal to the loan amount from the Separate Account and/or the Fixed Account to the Loan Account as collateral for the loan. We will transfer to the Loan Account amounts from the Separate Account in proportion to the assets in each Subaccount. If your loan amount is greater than your Contract Value in the Subaccounts, we will transfer the remaining required collateral from the Guaranteed Maturity Fixed Account Options. If your loan amount is greater than your contract value in the Subaccounts and the Guaranteed Maturity Fixed Account Options, we will transfer the remaining required collateral from the Dollar Cost Averaging Fixed Account Option.

We may apply a Market Value Adjustment to a transfer from the Fixed Account to the Loan Account. If we do, we will increase or decrease the amount remaining in the Fixed Account by the amount of the Market Value Adjustment, so that the net amount transferred to the Loan Account will equal the desired loan amount.

We will credit interest to the amounts in the Loan Account. The annual interest rate credited to the Loan Account will be the greater of: (a) 3%; or (b) the loan interest rate minus 2.25%. The value of the amounts in the Loan Account are not affected by the changes in the value of the Subaccounts.

When you take out a loan, we will set the loan interest rate. That rate will apply to your loan until it is repaid. From time to time, we may change the loan interest rate applicable to new loans. We also reserve the right to change the terms of new loans.

We will subtract the outstanding Contract loan balance, including accrued but unpaid interest, from:

         (1) the Death Benefit;

         (2) surrender proceeds;

         (3) the amount available for partial withdrawal; and

         (4) the amount applied on the Annuity Date to provide annuity payments.

Usually you must repay a Contract loan within five years of the date the loan is made. Scheduled payments must be level, amortized over the repayment period, and made at least quarterly. We may permit a repayment period of 15 or 30 years if the loan proceeds are used to acquire your principal residence. We may also permit other repayment periods.

You must mark your loan repayments as such. We will assume that any payment received from you is a Purchase Payment, unless you tell us otherwise.

If you do not make a loan payment when due, we will continue to charge interest on your loan. We also will declare the entire loan in default. We will subtract the defaulted loan balance plus accrued interest from any future distribution under the Contract and keep it in payment of your loan. Any defaulted amount plus interest will be treated as a distribution for tax purposes (as permitted by law). As a result, you may be required to pay taxes on the defaulted amount, incur the early withdrawal tax penalty, and be subject to mandatory 20% federal withholding. We will capitalize interest on a loan in default.

If the total loan balance exceeds the Surrender Value, we will mail written notice to your last known address. The notice will state the amount needed to maintain the Contract in force. If we do not receive payment of this amount within 31 days after we mail this notice, we will terminate your Contract.

We may defer making any loan for 6 months after you ask us for a loan, unless the loan is to pay a premium to us.

Withdrawals (Redemptions). Except as explained below, you may redeem a Contract for all or a portion of its Contract Value before the Annuity Date. Withdrawals from the Fixed Account may be increased or decreased by a Market Value Adjustment, as described in "Market Value Adjustment" on page 23.

In general, you must withdraw at least $50 at a time. You may also withdraw a lesser amount if you are withdrawing your entire interest in a Subaccount. If your request for a partial withdrawal would reduce the Contract Value to less than $5,000, we may treat it as a request for a withdrawal of your entire Contract Value, as described in "Minimum Contract Value" on page 30. Your Contract will terminate if you withdraw all of your Contract Value.

We may be required to withhold 20% of withdrawals and distributions from Contracts issued in connection with certain Qualified Plans, as described on page 32. Withdrawals also may be subject to a 10% penalty tax, as described in page 32.

To make a withdrawal, you must send us a written withdrawal request or systematic withdrawal program enrollment form. You may obtain the required forms from us at the address and phone number given on the first page of this prospectus. We will not honor your request unless the required form includes your Tax I.D. Number (e.g., Social Security Number) and provides instructions regarding withholding of income taxes.

For partial withdrawals, you may allocate the amount among the Subaccounts and the Fixed Accounts. If we do not receive allocation instructions from you, we usually will allocate the partial withdrawal proportionately among the Subaccounts and the Guaranteed Maturity Fixed Account Options based upon the balance of the Subaccounts and the Guaranteed Maturity Fixed Account Options, with any remainder being distributed from the Dollar Cost Averaging Fixed Account Option. You may not make a partial withdrawal from the Fixed Account in an amount greater than the total amount of the partial withdrawal multiplied by the ratio of the value of the Fixed Account to the Contract Value immediately before the partial withdrawal.

If you request a total withdrawal, you must send us your Contract. The Surrender Value will equal the Contract Value adjusted by any applicable Market Value Adjustment. We also will deduct a contract maintenance charge of $35, unless we have waived the contract maintenance charge on your Contract as described on page 30. We determine the Surrender Value based on the Contract Value next computed after we receive a properly completed surrender request. We will usually pay the Surrender Value within seven days after the day we receive a completed request form. However, we may suspend the right of withdrawal from the Separate Account or delay payment for withdrawals for more than seven days in the following circumstances:

(1) whenever the New York Stock Exchange ("NYSE") is closed (other than customary weekend and holiday closings);

(2) when trading on the NYSE is restricted or an emergency exists, as determined by the SEC, so that disposal of the Separate Account's investments or determination of Accumulation Unit Values is not reasonably practicable; or

(3)  at any other time permitted by the SEC for your protection.

In addition, we may delay payment of the Surrender Value in the Fixed Account for up to 6 months or a shorter period if required by law. If we delay payment from the Fixed Account for more than 30 days, we will pay interest as required by applicable law.

You may withdraw amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Tax Code) only in the following circumstances:

(1)  when you attain age 59 1/2;

(2)  when you terminate your employment with the plan sponsor;

(3)  upon your death;

(4)  upon your disability as defined in Section 72(m)(7) of the Tax Code; or

(5)  in the case of hardship.

If you seek a hardship withdrawal, you may only withdraw amounts attributable to your Purchase Payments; you may not withdraw any earnings. These limitations on withdrawals apply to:

(1)  salary reduction contributions made after December 31, 1988;

(2)  income attributable to such contributions; and

(3)  income attributable to amounts held as of December 31, 1988.

The limitations on withdrawals do not affect transfers between certain Qualified Plans. Additional restrictions and limitations may apply to distributions from any Qualified Plan. Tax penalties may also apply. You should seek tax advice regarding any withdrawals or distributions from Qualified Plans.

Substantially Equal Periodic Payments. In general, earnings on annuities are taxable as ordinary income upon withdrawal. As described on page 32, a 10% tax penalty is imposed on certain "premature" payments under annuity contracts. The tax penalty applies to any payment received before age 59 1/2, to the extent it is includable in income and is not subject to an exception. The Tax Reform Act of 1986 clarified an exception to this tax penalty. This exception is known as "substantially equal periodic payments."

Generally, under this exception you may take "substantially equal periodic payments" before age 59 1/2 without incurring the tax penalty. These "payments" are withdrawals, as opposed to an annuitization of the Contract. A Market Value Adjustment may apply.

To  qualify  for  this   exception,   the  payments   must  meet  the  following
requirements:

(1)  The payments must continue to the later of age 59 1/2 or for five years.

(2) Payments must be established under one of the approved methods detailed by the IRS in IRS Notice 89-25.

(3) You must have separated from service, if you purchased your Contract under a qualified retirement plan or tax sheltered annuity.

If you modify the payment stream in any way, except for reason of death or disability, you will lose the exception. Modification includes changing the amount or timing of the payments, or making additional Purchase Payments. Any subsequent periodic payment will be subject to the penalty tax, unless it qualifies for a different exception. In addition, in the year of the modification, you will be required to pay the penalty tax (plus interest) that you would have been required to pay on the earlier payments if this exception had not applied.

Systematic Withdrawal Program. If your Contract was issued in connection with a Non-Qualified annuity or IRA, you may participate in our Systematic Withdrawal Program. You must complete an enrollment form and send it to us. You must complete the withholding election section of the enrollment form before the systematic withdrawals will begin. You may choose withdrawal payments of a flat dollar amount, earnings, or a percentage of Purchase Payments. You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis. Systematic withdrawals will be deducted from your Subaccount and Fixed Account balances, excluding the Dollar Cost Averaging Fixed Account, on a pro rata basis.

Depending on fluctuations in the net asset value of the Subaccounts and the value of the Fixed Account, systematic withdrawals may reduce or even exhaust the Contract Value. The minimum amount of each systematic withdrawal is $50.

We will make systematic withdrawal payments to you or your designated payee. We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.

ERISA Plans. A married participant may need spousal consent to receive a distribution from a Contract issued in connection with a Qualified Plan or a Non-Qualified Plan covered by to Title 1 of ERISA. You should consult an adviser.

Minimum Contract Value. If as a result of withdrawals your Contract Value would be less than $5,000 and you have not made any Purchase Payments during the previous three full calendar years, we may terminate your Contract and distribute its Surrender Value to you. Before we do this, we will give you 60 days notice. We will not terminate your Contract on this ground if the Contract Value has fallen below $5,000 due to either a decline in Accumulation Unit Value or the imposition of fees and charges. In addition, in some states we are not permitted to terminate Contracts on this ground. Different rules may apply to Contracts issued in connection with Qualified Plans.

                                CONTRACT CHARGES

We assess charges under the Contract in two ways:

     (1) as deductions from Contract Value for contract maintenance charges and, if applicable, for premium taxes; and

     (2)  as  charges   against   the  assets  of  the   Separate   Account  for
administrative expenses or for the assumption of mortality and expense risks.

In addition, certain deductions are made from the assets of the Portfolios for investment management fees and expenses. Those fees and expenses are summarized in the Fee Tables on page 6, and described more fully in the Prospectuses and Statements of Additional Information for the Portfolios.

Mortality and Expense Risk Charge. We deduct a mortality and expense risk charge from each Subaccount during each Valuation Period. The mortality and expense risk charge is equal, on an annual basis, to 1.30% of the average net asset value of each Subaccount. The mortality risks arise from our contractual obligations:

     (1) to make annuity payments after the Annuity Date for the life of the Annuitant(s); and

     (2) to provide the Death Benefit prior to the Annuity Date. A detailed explanation of the Death Benefit may be found beginning on page 26.

The expense risk is that it may cost us more to administer the Contracts and the Separate Account than we receive from the contract maintenance charge and the administrative expense charge. We guarantee the mortality and expense risk charge and we cannot increase it. We assess the mortality and expense risk charge during both the Accumulation Period and the Annuity Period.

Administrative Charges.

Contract Maintenance Charge. We charge an annual contract maintenance charge of $35 on your Contract. The amount of this charge is guaranteed not to increase. This charge reimburses us for our expenses incurred in maintaining your Contract.

Before the Annuity Date, we assess the contract maintenance charge on each Contract Anniversary. To obtain payment of this charge, on a pro rata basis we will allocate this charge among the Subaccounts and the Fixed Account to which you have allocated your Contract Value, and redeem Accumulation Units and reduce your interest in the Fixed Account accordingly. We will waive this charge if you pay more than $50,000 in Purchase Payments or if you allocate all of your Contract Value to the Fixed Account. If you surrender your Contract, we will deduct the full $35 charge as of the date of surrender, unless your Contract qualifies for a waiver.

After the Annuity Date, we will subtract this charge in equal parts from each of your annuity payments. We will waive this charge if on the Annuity Date your Contract Value is $50,000 or more or if all of your annuity payments are Fixed Annuity payments.

Administrative Expense Charge. We deduct an administrative expense charge from each Subaccount during each Valuation Period. This charge is equal, on an annual basis, to 0.10% of the average net asset value of the Subaccounts. This charge is designed to compensate us for the cost of administering the Contracts and the Separate Account. The administrative expense charge is assessed during both the Accumulation Period and the Annuity Period.

Transfer Fee. We currently are waiving the transfer fee. The Contract, however, permits us to charge a transfer fee of $10 on the second and each subsequent transaction in each calendar month in which transfer(s) are effected between Subaccount(s) and/or the Fixed Account. We will notify you if we begin to charge this fee. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging or Portfolio Rebalancing program.

The transfer fee will be deducted from Contract Value that remains in the Subaccount(s) or Fixed Account from which the transfer was made. If that amount is insufficient to pay the transfer fee, we will deduct the fee from the transferred amount.

Premium Taxes. We will charge premium taxes or other state or local taxes against the Contract Value, including Contract Value that results from amounts transferred from existing policies (Section 1035 exchange) issued by us or other insurance companies. Some states assess premium taxes when Purchase Payments are made; others assess premium taxes when annuity payments begin. We will deduct any applicable premium taxes upon full surrender, death, or annuitization. Premium taxes generally range from 0% to 3.5%.

Deduction for Separate Account Income Taxes. We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any taxes we incur as a result of the operation of the Separate Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Tax Code is briefly described on page in "Federal Tax Matters" below.

Other Expenses. You indirectly bear the charges and expenses of the Portfolios whose shares are held by the Subaccounts to which you allocate your Contract Value. For a summary of current estimates of those charges and expenses, see page 6. For more detailed information about those charges and expenses, please refer to the prospectuses for the appropriate Portfolios. We may receive compensation from the investment advisers or administrators of the Portfolios in connection with administrative service and cost savings experienced by the investment advisers or administrators.

                               FEDERAL TAX MATTERS

Introduction

The following discussion is general and is not intended as tax advice. Only federal income tax issues are addressed. Lincoln benefit makes no guarantee regarding the tax treatment of any contract or transaction involving a contract. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences of your individual circumstances, you should consult a competent tax adviser.

Taxation of Annuities In General

Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

     (1)  the owner is a natural person,

     (2) the investments of the Separate Account are "adequately diversified" according to Treasury Department regulations, and

     (3) Lincoln Benefit is considered the owner of the Separate Account assets for federal income tax purposes.

Non-Natural Owners. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. Any increase in the value of such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. Please see the Statement of Additional Information for a discussion of several exceptions to the general rule for contracts owned by non-natural persons.

Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, the investments in the Separate Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Separate Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the owner during the taxable year. Although Lincoln Benefit does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.

Ownership Treatment. The IRS has stated that you will be considered the owner of Separate Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the Separate Account investments may cause an investor to be treated as the owner of the Separate Account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the Separate Account.

Your rights under this contract are different than those described by the IRS in rulings in which it found that contract owners were not owners of Separate
Account assets. For example, you have the choice to allocate premiums and contract values among more investment options. Also, you may be able to transfer among investment options more frequently than in such rulings. These differences could result in you being treated as the owner of the Separate Account. If this occurs, income and gain from the Separate Account assets would be includable in your gross income. Lincoln Benefit does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Separate Account. However, we make no guarantee that such modification to the Contract will be successful.

Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the Contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a partial withdrawal under a qualified Contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the contract value, is excluded from your income. You should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments. If you make a full withdrawal under a non-qualified Contract or a qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the contract.

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. "Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

o    made on or after the date the individual attains age 59 1/2,

o    made to a beneficiary after the owner's death,

o    attributable to the owner being disabled, or

o for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

If you transfer a nonqualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract value and the investment in the Contract at the time of transfer. Except for certain qualified contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a nonqualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If you die, and annuity payments cease before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.

Taxation of Annuity Death Benefits. Death of an owner, or death of the annuitant if the Contract is owned by a non-natural person, will cause a distribution of Death Benefits from a Contract. Generally, such amounts are included in income as follows:

(1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

(2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment. Unlike some other assets, a holder's basis for an annuity is not increased or decreased to the fair market value of the Contract on the date of death. Please see the Statement of Additional Information for more detail on distribution at death requirements.

Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a nonqualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

(1)  made on or after the date the owner attains age 59 1/2;

(2)  made as a result of the owner's death or disability;

(3) made in substantially equal periodic payments over the owner's life or life expectancy,

(4)  made under an immediate annuity; or

(5)  attributable to investment in the contract before August 14, 1982.

You should consult a competent tax advisor to determine if any other exceptions to the penalty apply to your situation. Similar exceptions may apply to distributions from qualified Contracts.

Aggregation of Annuity Contracts. All non-qualified deferred annuity contracts issued by Lincoln Benefit (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

Tax Qualified Contracts

The income on qualified plan and IRA investments is tax deferred and variable annuities held by such plans do not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity in a qualified plan or IRA. Contracts may be used as investments with certain Qualified Plans such as:

o Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the Code;

o    Roth IRAs under Section 408A of the Code;

o    Simplified Employee Pension Plans under Section 408(k) of the Code;

o Savings Incentive Match Plans for Employees (SIMPLE) Plans under Section 408(p) of the Code;

o    Tax Sheltered Annuities under Section 403(b) of the Code;

o    Corporate and Self Employed Pension and Profit Sharing Plans; and

o    State  and  Local   Government   and   Tax-Exempt   Organization   Deferred
     Compensation Plans.

In the case of certain Qualified Plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.

Restrictions Under Section 403(b) Plans. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any Contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

o    attains age 59 1/2,

o    separates from service,

o    dies,

o    becomes disabled, or

o on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship).

These limitations do not apply to withdrawals where Lincoln Benefit is directed to transfer some or all of the Contract Value to another ss.403(b) plan.

Income Tax Withholding

Lincoln Benefit is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to another qualified plan or IRA. Eligible rollover distributions generally include all distributions from qualified Contracts, excluding IRAs, with the exception of:

(1)  required minimum distributions, or

(2) a series of substantially equal periodic payments made over a period of at least 10 years, or,

(3)  over the life (joint lives) of the participant (and beneficiary).

Lincoln Benefit may be required to withhold federal and state income taxes on any distributions from either non-qualified or qualified Contracts that are not eligible rollover distributions unless you notify us of your election to not have taxes withheld.

                       DESCRIPTION OF LINCOLN BENEFIT LIFE
                        COMPANY AND THE SEPARATE ACCOUNT

Lincoln Benefit Life Company. Lincoln Benefit is a stock life insurance company organized under the laws of the state of Nebraska in 1938. Our legal domicile and principal business address is 2940 South 84th Street, Lincoln, Nebraska. Lincoln Benefit is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life" or "ALIC"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("AIC"), a stock property-liability insurance company incorporated under the laws of Illinois. All outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation").

We are authorized to conduct life insurance and annuity business in the District of Columbia, Guam, U.S. Virgin Islands and all states except New York. We intend to market the Contract everywhere we conduct variable annuity business. The Contracts offered by this prospectus are issued by us and will be funded in the Separate Account and/or the Fixed Account.

Under our reinsurance agreements with Allstate Life, substantially all contract-related transactions are transferred to Allstate Life. Through our reinsurance agreements with Allstate Life, substantially all of the assets backing our reinsured liabilities are owned by Allstate Life. These assets represent our general account and are invested and managed by Allstate Life. Accordingly, the results of operations with respect to applications received and contracts issued by Lincoln Benefit are not reflected in our consolidated financial statements. The amounts reflected in our consolidated financial statements relate only to the investment of those assets of Lincoln Benefit that are not transferred to Allstate Life under the reinsurance agreements. While the reinsurance agreements provide us with financial backing from Allstate Life, it does not create a direct contractual relationship between Allstate Life and you.

Under the Company's reinsurance agreements with ALIC, the Company reinsures all reserve liabilities with ALIC except for variable contracts. The Company's variable contract assets and liabilities are held in legally-segregated, unitized Separate Accounts and are retained by the Company. However, the transactions related to such variable contracts such as premiums, expenses and benefits are transferred to ALIC.

Lincoln Benefit is highly rated by independent agencies, including A.M. Best, Moody's, and Standard & Poor's. These ratings are based on our reinsurance agreement with Allstate Life, and reflect financial soundness and strong operating performance. The ratings are not intended to reflect the financial strength or investment experience of the Separate Account. We may from time to time advertise these ratings in our sales literature.

Separate Account. Lincoln Benefit Life Variable Annuity Account was originally established in 1992, as a segregated asset account of Lincoln Benefit. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The SEC does not supervise the management of the Separate Account or Lincoln Benefit.

We own the assets of the Separate Account, but we hold them separate from our other assets. To the extent that these assets are attributable to the Contract Value of the Contracts offered by this prospectus, these assets are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains, or losses. Our obligations arising under the Contracts are general corporate obligations of Lincoln Benefit.

The Separate Account is divided into Subaccounts. The assets of each Subaccount are invested in the shares of one of the Portfolios. We do not guarantee the investment performance of the Separate Account, its Subaccounts or the Portfolios. Values allocated to the Separate Account and the amount of Variable Annuity payments will rise and fall with the values of shares of the Portfolios and are also reduced by Contract charges. We may also use the Separate Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Separate Account.

We have included additional information about the Separate Account in the Statement of Additional Information. You may obtain a copy of the Statement of Additional Information by writing to us or calling us at 1-800-525-9287. We have reproduced the Table of Contents of the Statement of Additional Information on page 36.

State Regulation of Lincoln Benefit. We are subject to the laws of Nebraska and regulated by the Nebraska Department of Insurance. Every year we file an annual statement with the Department of Insurance covering our operations for the previous year and our financial condition as of the end of the year. We are inspected periodically by the Department of Insurance to verify our contract liabilities and reserves. We also are examined periodically by the NAIC. Our books and records are subject to review by the Department of Insurance at all times. We are also subject to regulation under the insurance laws of every jurisdiction in which we operate.

Financial Statements. The financial statements of Lincoln Benefit Life Company and the Separate Account are set forth in the Statement of Additional Information.

                                 ADMINISTRATION

We have primary responsibility for all administration of the Contracts and the Separate Account. Our mailing address is P.O. Box 82532, Lincoln, Nebraska 68501-2532.

We provide the following administrative services, among others: issuance of the Contracts; maintenance of Contract Owner records; Contract Owner services; calculation of unit values; maintenance of the Separate Account; and preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least quarterly. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

We will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.

                   MARKET TIMING AND ASSET ALLOCATION SERVICES

Certain third parties offer market timing and asset allocation services in connection with the Contracts. In certain situations, we will honor transfer instructions from third party market timing and asset allocation services if they comply with our administrative systems, rules and procedures, which we may modify at any time. If allowed in your state, at our discretion, we may limit or refuse transfers due to excessive trading. See Excessive Trading Limits on page
16. PLEASE NOTE that fees and charges assessed for third party market timing and asset allocation services are separate and distinct from the Contract fees and charges set forth herein. We neither recommend nor discourage the use of market timing and asset allocation services.

                            DISTRIBUTION OF CONTRACTS

The Contracts described in this prospectus are sold by registered representatives of broker-dealers who are our licensed insurance agents, either individually or through an incorporated insurance agency. Commissions paid to broker-dealers may vary, but we estimate that the total commissions paid on all Contract sales will not exceed one percent of initial Purchase Payments and one percent of account value annually beginning in the second Contract year. From time to time, we may offer additional sales incentives of up to 1% of Purchase Payments to broker-dealers who maintain certain sales volume levels. We may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or from any other charge or fee under the Contracts, to cover sales commissions and other promotional or distribution expenses relating to the sale of the Contracts. We do not pay commission on Contract sales to our employees, employees of Surety Life Insurance Company and Allstate Financial Services, L.L.C. or their spouses or minor children if these individuals reside in the State of Nebraska.

ALFS, Inc. ("ALFS") located at 3100 Sanders Road, Northbrook, IL 60062-7154 serves as distributor of the Contracts. ALFS, an affiliate of Lincoln Benefit, is a wholly owned subsidiary of Allstate Life Insurance Company. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.


Sale of the Contracts commenced in August of 1998. During 1998, Lincoln Benefit paid to a former distributor of the Contracts, Lincoln Benefit Financial Services ("LBFS"), gross commissions for the sale of the Contracts of approximately $250,865.87. LBFS, as principal underwriter, retained $5,323.28. The amounts that were not retained were paid to other independent broker/dealers and registered representatives of LBFS for distribution of the Contracts.


Lincoln Benefit does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for expenses incurred in distributing the Contracts, including liability arising out of services we provide on the Contracts.

                                LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Separate Account. Lincoln Benefit and its subsidiaries are engaged in routine lawsuits which, in our management's judgment, are not of material importance to their respective total assets or material with respect to the Separate Account.

                                  LEGAL MATTERS

All matters of Nebraska law pertaining to the Contract, including the validity of the Contract and our right to issue the Contract under Nebraska law, have been passed upon by Carol S. Watson, Senior Vice President, General Counsel, and Secretary of Lincoln Benefit. Legal matters relating to the federal securities laws in connection with the Contracts described in this prospectus are being passed upon by the law firm of Jorden Burt Boros LLP, 1025 Thomas Jefferson St., East Lobby-Suite 400, Washington, D.C. 20007-0805.

                       ANNUAL REPORTS AND OTHER DOCUMENTS

Lincoln Benefit's annual report on Form 10-K for the year ended December 31, 2000 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000910739. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at Lincoln Benefit Life Company, 2940 South 84th Street, Lincoln, Nebraska 68506 or 1-800-525-9287.

                             REGISTRATION STATEMENT

We have filed a registration statement with the SEC, under the Securities Act of 1933 as amended, with respect to the Contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits filed as part of the registration statement. You should refer to the registration statement and the exhibits for further information concerning the Separate Account, Lincoln Benefit, and the Contracts. The descriptions in this prospectus of the Contracts and other legal instruments are summaries. You should refer to those instruments as filed for the precise terms of those instruments. You may inspect and obtain copies of the registration statements as described on the cover page of this prospectus.

                        TABLE OF CONTENTS OF STATEMENT OF
                             ADDITIONAL INFORMATION


                                                                        Page
The Contract                                                            S-2
   Annuity Payments                                                     S-2
   Initial Monthly Annuity Payments                                     S-2
   Subsequent Monthly Payments                                          S-2
   Transfers After Annuity Date                                         S-3
   Annuity Unit Value                                                   S-3
   Illustrative Example of Annuity Unit Value Calculation               S-3
   Illustrative Example of Variable Annuity Payments                    S-4
Additional Federal Income Tax Information                               S-4
   Introduction                                                         S-4
   Taxation of Lincoln Benefit Life Company                             S-4
   Exceptions to the Non-Natural Owner Rule                             S-5
   IRS Required Distributions at Death Rule                             S-5
   Types of Qualified Plans                                             S-5
Separate Account Performance                                            S-6
Experts                                                                 S-13
Financial Statements                                                    S-13

                                   APPENDIX A
                            Accumulation Unit Values
                                  Basic Policy

                                                                Accumulation Unit  Accumulation Unit     Number of Units
                                                                Value(1) Beginning    Value Ending    Outstanding at End of
Fund(2)                                                                                                        Year          Year
Janus Aspen Flexible Income..................................                10.27              10.76                 75,770    2000
Janus Aspen Flexible Income..................................                10.25              10.27                 51,252    1999
Janus Aspen Flexible Income..................................                   10              10.25                 20,382    1998
Janus Aspen Balanced.........................................                14.60              14.07                382,038    2000
Janus Aspen Balanced.........................................                11.68              14.60                210,584    1999
Janus Aspen Balanced.........................................                   10              11.68                 20,840    1998
Janus Aspen Growth...........................................                16.83              14.18                501,738    2000
Janus Aspen Growth...........................................                11.85              16.83                230,318    1999
Janus Aspen Growth...........................................                   10              11.85                 14,330    1998
Janus Aspen Aggressive Growth................................                27.26              18.33                293,510    2000
Janus Aspen Aggressive Growth................................                12.26              27.26                121,552    1999
Janus Aspen Aggressive Growth................................                   10              12.26                  1,708    1998
Janus Aspen Worldwide Growth.................................                17.32              14.40                453,567    2000
Janus Aspen Worldwide Growth.................................                10.68              17.32                236,941    1999
Janus Aspen Worldwide Growth.................................                   10              10.68                 37,205    1998
Federated Utility II.........................................                11.16              10.02                123,235    2000
Federated Utility II.........................................                11.13              11.16                 69,241    1999
Federated Utility II.........................................                   10              11.13                 18,262    1998
Federated U.S. Gov't Securities II...........................                10.06              11.01                166,600    2000
Federated U.S. Gov't. Securities II..........................                10.26              10.06                 92,305    1999
Federated U.S. Gov't. Securities II..........................                   10              10.26                 13,480    1998
Federated High Income Bond II................................                 9.93               8.91                 69,061    2000
Federated High Income Bond II................................                 9.84               9.93                 39,637    1999
Federated High Income Bond II................................                   10               9.84                  6,794    1998
Fidelity Money Market........................................                10.52              11.03              1,573,179    2000
Fidelity Money Market........................................                10.14              10.52                309,000    1999
Fidelity Money Market........................................                   10              10.14                 50,763    1998
Fidelity Equity-Income.......................................                11.35              12.14                208,086    2000
Fidelity Equity-Income.......................................                10.83              11.35                136,950    1999
Fidelity Equity-Income.......................................                   10              10.83                 36,057    1998
Fidelity Growth..............................................                15.75              13.82                212,291    2000
Fidelity Growth..............................................                11.62              15.75                105,637    1999
Fidelity Growth..............................................                   10              11.62                  8,616    1998
Fidelity Overseas............................................                14.76              11.77                 27,747    2000
Fidelity Overseas............................................                10.49              14.76                 68,426    1999
Fidelity Overseas............................................                   10              10.49                  1,800    1998
Fidelity Contrafund..........................................                14.03              12.92                260,250    2000
Fidelity Contrafund..........................................                11.45              14.03                114,581    1999
Fidelity Contrafund..........................................                   10              11.45                  9,371    1998
Fidelity Asset Manager.......................................                11.83              11.21                 70,315    2000
Fidelity Asset Manager.......................................                10.80              11.83                 16,640    1999
Fidelity Asset Manager.......................................                   10              10.80                  2,962    1998
Fidelity Index 5000..........................................                13.49              12.07                478,029    2000
Fidelity Index 500...........................................                11.36              13.49                264,642    1999
Fidelity Index 500...........................................                   10              11.36                 33,281    1998
Alger American Income and Growth.............................                16.14              15.71                134,479    2000
Alger American Income and Growth.............................                11.49              16.14                 61,815    1999
Alger American Income and Growth.............................                   10              11.49                 21,210    1998

                                      A-1


                                                                Accumulation Unit  Accumulation Unit     Number of Units
                                                                Value(1) Beginning    Value Ending    Outstanding at End of
Fund(2)                                                                                                        Year          Year
Alger American Small Capitalization..........................                15.99              11.48                 55,329    2000
Alger American Small Capitalization..........................                11.31              15.99                 19,202    1999
Alger American Small Capitalization..........................                   10              11.31                  5,492    1998
Alger American Growth........................................                15.72              13.21                154,964    2000
Alger American Growth........................................                11.92              15.72                110,327    1999
Alger American Growth........................................                   10              11.92                 14,614    1998
Alger American MidCap Growth.................................                15.07              16.22                148,029    2000
Alger American MidCap Growth.................................                11.59              15.07                 40,066    1999
Alger American MidCap Growth.................................                   10              11.59                  3,707    1998
Alger American Leveraged AllCap..............................                22.48              16.66                151,988    2000
Alger American Leveraged AllCap..............................                12.80              22.48                 80,962    1999
Alger American Leveraged AllCap..............................                   10              12.80                  7,257    1998
Scudder Bond.................................................                 9.95              10.84                 91,604    2000
Scudder Bond.................................................                10.18               9.95                 18,799    1999
Scudder Bond.................................................                   10              10.18                  1,861    1998
Scudder Balanced.............................................                12.55              12.12                 41,881    2000
Scudder Balanced.............................................                11.03              12.55                 38,133    1999
Scudder Balanced.............................................                   10              11.03                  3,482    1998
Scudder Growth and Income....................................                11.00              10.62                 22,884    2000
Scudder Growth and Income....................................                10.52              11.00                 11,386    1999
Scudder Growth and Income....................................                   10              10.52                  7,306    1998
Scudder Global Discovery.....................................                17.61              16.45                104,821    2000
Scudder Global Discovery.....................................                10.76              17.61                 16,668    1999
Scudder Global Discovery.....................................                   10              10.76                    313    1998
Scudder International........................................                15.81              12.21                146,023    2000
Scudder International........................................                10.38              15.81                 11,257    1999
Scudder International........................................                   10              10.38                  1,422    1998
Strong Discovery II..........................................                11.43              11.77                 67,022    2000
Strong Discovery II..........................................                11.03              11.43                  3,089    1999
Strong Discovery II..........................................                   10              11.03                      0    1998
Strong MidCap Growth II......................................                21.36              17.94                 85,612    2000
Strong MidCap Growth II......................................                11.41              21.36                 41,884    1999
Strong MidCap Growth II......................................                   10              11.41                      0    1998
Strong Opportunity II........................................                14.54              15.28                 39,791    2000
Strong Opportunity II........................................                10.93              14.54                  8,063    1999
Strong Opportunity II........................................                   10              10.93                    551    1998
T. Rowe Price International Stock............................                14.16              11.47                 86,395    2000
T. Rowe Price International Stock............................                10.77              14.16                 14,390    1999
T. Rowe Price International Stock............................                   10              10.77                  2,055    1998
T. Rowe Price New America Growth.............................                12.50              11.02                 10,615    2000
T. Rowe Price New America Growth.............................                11.24              12.50                 13,132    1999
T. Rowe Price New America Growth.............................                   10              11.24                  1,518    1998
T. Rowe Price Mid-Cap Growth.................................                14.03              14.86                 68,062    2000
T. Rowe Price Mid-Cap Growth.................................                11.50              14.03                 16,853    1999
T. Rowe Price Mid-Cap Growth.................................                   10              11.50                  5,872    1998
T. Rowe Price Equity Income..................................                11.02              12.29                 48,566    2000
T. Rowe Price Equity Income..................................                10.78              11.02                 33,427    1999
T. Rowe Price Equity Income..................................                   10              10.78                  6,696    1998
MFS Investors Trust..........................................                11.77              11.59                 45,507    2000
MFS Investors Trust..........................................                11.19              11.77                 33,404    1999
MFS Investors Trust..........................................                   10              11.19                  6,884    1998
MFS Research.................................................                13.54              12.71                 42,165    2000
MFS Research.................................................                11.07              13.54                 17,884    1999
MFS Research.................................................                   10              11.07                      0    1998

                                      A-2


                                                                Accumulation Unit  Accumulation Unit     Number of Units
                                                                Value(1) Beginning    Value Ending    Outstanding at End of
Fund(2)                                                                                                        Year          Year
MFS Emerging Growth..........................................                20.46              16.22                 45,520    2000
MFS Emerging Growth..........................................                11.74              20.46                 12,996    1999
MFS Emerging Growth..........................................                   10              11.74                  2,345    1998
MFS Total Return.............................................                10.78              12.33                 28,707    2000
MFS Total Return.............................................                10.60              10.78                 25,481    1999
MFS Total Return.............................................                   10              10.60                  4,529    1998
MFS New Discovery............................................                19.40              18.75                 83,327    2000
MFS New Discovery............................................                11.35              19.40                 27,273    1999
MFS New Discovery............................................                   10              11.35                  3,242    1998
STI Capital Appreciation.....................................                10.07              10.23                  4,646    2000
STI Capital Appreciation.....................................                   10              10.07                  7,015    1999
STI International Equity.....................................                10.50              10.00                    498    2000
STI International Equity.....................................                   10              10.50                      0    1999
STI Value Income Stock.......................................                 8.63               9.40                  1,202    2000
STI Value Income Stock.......................................                   10               8.63                  1,202    1999

-----------
(1) Accumulation Unit Value: unit of measure used to calculate the value of a Contract Owner's interest in a Subaccount for any Valuation Period. An Accumulation Unit Value does not reflect deduction of certain charges under the Contract that are deducted from your Contract Value, such as the Contract Administration Charge, and Administrative Expense Charge. The beginning value for 1998 reflects the Accumulation Unit Value as of August 17, 1998, the effective date of the Registration Statement for this contract.

(2)  STI Classic Variable Trust Subaccounts were not available during 1998.

A brief explanation of how performance of the Subaccounts is calculated may be found in the Statement of Additional Information.

                                   APPENDIX B
                         PORTFOLIOS AND PERFORMANCE DATA

                                PERFORMANCE DATA

From time to time the Separate Account may advertise the Fidelity Money Market Subaccount's "yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the Fidelity Money Market Subaccount refers to the net income earned by the Subaccount over the seven-day period stated in the advertisement. This income is then "annualized." That is, the amount of income earned during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by the investment is assumed to be reinvested at the end of each seven-day period. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither the yield nor the effective yield takes into consideration the effect of any capital gains or losses that might have occurred during the seven day period, nor do they reflect the impact of any premium tax charge. The impact of other, recurring charges on both yield figures is, however, reflected in them to the same extent it would affect the yield (or effective yield) for a Contract of average size.

In addition, the Separate Account may advertise an annualized 30-day (or one month) yield figure for Subaccounts other than the Fidelity Money Market Subaccount. These yield figures are based upon the actual performance of the Subaccount over a 30-day (or one month) period ending on a date specified in the advertisement. Like the money market yield data described above, the 30-day (or one month) yield data will reflect the effect of all recurring Contract charges, but will not reflect any premium tax charge. The yield figure is derived from net investment gain (or loss) over the period expressed as a fraction of the investment's value at the end of the period.

The Separate Account may also advertise standardized and non-standardized "total return" data for its Subaccounts. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance. The standardized "total return" compares the value of a hypothetical investment made at the beginning of the period to the value of the same hypothetical investment at the end of the period. Recurring Contract charges are reflected in the standardized total return figures in the same manner as they are reflected in the yield data for Contracts funded through the Money Market Subaccount.

In addition to the standardized "total return," the Separate Account may advertise non-standardized "total return." Non-standardized total return is calculated in a similar manner and for the same time periods as the standardized total return. We assumed, however, an initial hypothetical investment of $75,000, because $75,000 is closer to the average Purchase Payment of a Contract which we expect to write. Standardized total return, on the other hand, assumes an initial hypothetical investment of $1,000. In addition, non-standardized total return does not reflect the effect of the contract maintenance charge, because we waive that charge on Contracts on which the Purchase Payments exceed $50,000. As a result, the return on a Contract that is subject to the contract maintenance charge will be less than the non-standardized total return calculated as described above.

The Separate Account may also disclose yield and non-standardized total return for time periods before the date the Separate Account commenced operations. In this case, performance data for the Subaccounts is calculated based on the performance of the Portfolios and assumes that the Subaccounts existed during the same time period as those of the Portfolios, with recurring Contract charges equal to those currently assessed against the Subaccounts.

Our advertisements may also compare the performance of our Subaccounts with: (a) certain unmanaged market indices, including but the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or
(b) other management investment companies with investment objectives similar to the underlying funds being compared. Our advertisements also may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

The Contract charges are described in more detail on page 30. We have described the computation of advertised performance data for the Separate Account in more detail on page S-6 of the Statement of Additional Information.

                                   APPENDIX C

                    ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Purchase Payment:                        $ 40,000.00
Guarantee Period:                        5 Years
Guaranteed Interest Rate:                5% Annual Effective Rate
5-year Treasury Rate at
Time of Purchase Payment:                6.0%


The following examples illustrate how the Market Value Adjustment may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after the Issue Date. The Market Value Adjustment operates in a similar manner for transfers.

Assuming that the entire $40,000.00 Purchase Payment is allocated to the Guaranteed Maturity Fixed Account for the Guarantee Period specified above, at the end of the five-year Guarantee Period the Contract Value would be $51,051.26. After one year, when the withdrawals occur in these examples, the Contract Value would be $42,000.00. We have assumed that no prior partial withdrawals or transfers have occurred.

The formula that we use to determine the amount of the Market Value Adjustment is:
                 .9 x (I - J) x N,

where: I = the Treasury Rate for a maturity equal to the relevant Guarantee Period for the week preceding the beginning of the Guarantee Period;

J = the Treasury Rate for a maturity equal to the relevant Guarantee Period for the week preceding our receipt of your withdrawal request, death benefit request, transfer request, or annuity option request; and

N = the number of whole and partial years from the date we receive your request until the end of the relevant Guarantee Period.

We will base the Market Value Adjustment on the then current Treasury Rate for a maturity corresponding in length to the relevant Guarantee Period.

Example of a Downward Market Value Adjustment

A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment, such that the five-year Treasury Rate is now 6.5%. Upon a withdrawal, the market value adjustment factor would be:
                 .9 x (.06 - .065) x 4 = -.0180

The Market Value Adjustment is a reduction of $756.00 from the amount withdrawn:

                 $756.00 = -.0180 x $42,000.00

As a result, the net amount payable to you would be:

                 $41,244.00 = $42,000.00 - $756.00

Example of an Upward Market Value Adjustment

An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year after the Purchase Payment, such that the five-year Treasury Rate is now 5.5%. Upon a withdrawal, the market value adjustment factor would be:

                 .9 x (.06 - .055) x 4 = .0180(1)

The Market Value Adjustment would increase the amount withdrawn by $756.00, as follows:

                 $756.00 = .0180 x $42,000.00

As a result, the net amount payable to you would be:

                 $42,756.00 = $42,000.00 + $756.00
-----------

(1)      Actual calculation utilizes ten decimal places.

Example of a Partial Withdrawal

If you request a partial withdrawal from a Guarantee Period, we can either (1) withdraw the specified amount of Contract Value and pay you that amount as adjusted by any applicable Market Value Adjustment or (2) pay you the amount requested, and subtract an amount from your Contract Value that equals the requested amount after application of the Market Value Adjustment. Unless you instruct us otherwise, when you request a partial withdrawal we will assume that you wish to receive the amount requested. We will make the necessary calculations and on your request provide you with a statement showing our calculations.

For example, if in the first example above you wished to receive $20,000 as a partial withdrawal, we would perform the following calculations:

     let A = the amount to be withdrawn from your Contract Value; and

         B = the amount of the applicable Market Value Adjustment

           Then            A + B = $20,000,
         -.0180 x A = B, and
         A = $20,000/(1-.0180) = $20,366.60

         Accordingly, we would pay you $20,000 and subtract $20,366.60 from your Contract Value. The Market Value Adjustment would be a subtraction of $366.60.

         If, however, in the same example, you wished to withdraw $20,000 from your Contract Value and receive the adjusted amount, we would perform the following calculations:

           let        A = the amount to be paid to you; and

                      B = the amount of the applicable Market Value Adjustment

           Then  $20,000  + B = A,
        -.0180 x  $20,000  =  -$360.00  = B,
       and A = $20,000 - $360.00 = $19,640.00

         Accordingly,  we would pay you $19,640.00 and subtract  $20,000.00 from your Contract  Value.  The Market Value  Adjustment  would be a  subtraction  of
$360.00

                                      C-2